The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectuses are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
SEC File No. 333-167448
Subject to Completion
Preliminary Prospectus Supplement dated November 8, 2010

PROSPECTUS SUPPLEMENT
(To prospectus dated January 22, 2008 and prospectus dated June 18, 2010)

4,000,000 Shares

Emeritus Corporation

Common Stock

We are selling 3,500,000 shares of our common stock and the selling shareholders are selling 500,000 shares of our common stock. We will not receive any proceeds from the sale of shares to be offered by the selling shareholders.

Our shares trade on the New York Stock Exchange under the symbol “ESC.” On November 5, 2010, the last sale price of the shares as reported on the New York Stock Exchange was $19.36 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-10 of this prospectus supplement.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling shareholders	$	$

The underwriter may also exercise its option to purchase up to an additional 600,000 shares from us at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectuses are truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about          , 2010.

BofA Merrill Lynch

The date of this prospectus supplement is          , 2010.

S-i

You should read this document together with additional information described in this prospectus supplement under the heading “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectuses. We have not, and the underwriter and the selling shareholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling shareholders are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectuses and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectuses are part of registration statements that we filed with the U.S. Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. The shelf registration statement covering the shares offered by the selling shareholders (File No. 333-148400) became effective on January 16, 2008, and the shelf registration statement covering the shares offered by us (File No. 333-167448) became effective on June 18, 2010. This document is comprised of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectuses and the documents incorporated by reference. The second part consists of the two accompanying prospectuses, which give more general information, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both this prospectus supplement and the accompanying prospectuses combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectuses, on the other hand, the information in this prospectus supplement shall control.

Unless the context otherwise requires, the terms the “Company,” “we,” “us,” “our,” or similar terms and “Emeritus” refer to Emeritus Corporation, together with its consolidated subsidiaries.

This document may only be used where it is legal to sell the shares of common stock. Certain jurisdictions may restrict the distribution of this document and the offering of the shares of common stock. We require persons receiving this document to inform themselves about and to observe any such restrictions. We have not taken any action that would permit an offering of the shares of common stock or the distribution of these documents in any jurisdiction that requires such action.

MARKET AND INDUSTRY DATA

Throughout this prospectus supplement and the accompanying prospectuses, we rely on and refer to information and statistics regarding the healthcare industry. We obtained this information and these statistics from various third-party sources, discussions with state regulators, and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectuses. It does not contain all of the information you should consider before investing in our common stock. You should carefully review this summary together with the more detailed information and financial statements and notes thereto contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectuses. To fully understand this offering, you should read all of these documents. Unless the context otherwise requires, the terms “Emeritus,” “the Company,” “we,” “us” and “our” refer to Emeritus Corporation and its consolidated subsidiaries.

Overview

We are one of the largest and fastest-growing operators of senior living communities in the United States. We own and operate a portfolio of high-quality, purpose-built facilities providing services including independent living, assisted living, specialized memory care, and, to a lesser extent, skilled nursing to our residents. We strive to provide a wide variety of supportive living services in a professionally staffed environment that enables seniors to live with dignity and independence. Our holistic approach enhances every aspect of our residents’ lives by assisting them with life enrichment activities, including transportation, socialization and education, housing and 24-hour personal support services, such as medication management, bathing, dressing, personal hygiene and grooming.

As of September 30, 2010, we operated or had significant investments in 452 communities, consisting of approximately 39,200 residential units with a capacity for approximately 46,300 residents. Our communities are located in 43 states and include 163 owned communities, 115 leased communities (together with our owned communities, our “Consolidated Portfolio”) and 174 managed communities. As of September 30, 2010, our Consolidated Portfolio consisted of the following operating unit types: 1,395 independent living units, 19,270 assisted living units, 3,600 memory care units and 404 skilled nursing care units. One of our communities is a continuing care retirement community, or CCRC, which combines independent living, assisted living and skilled nursing facilities on the same campus. We also provide Alzheimer’s and dementia care (“memory care”) services in 202 communities with approximately 6,117 units in free-standing communities and in wings attached to assisted living facilities. For the nine months ended September 30, 2010, the weighted average occupancy rate for our Consolidated Portfolio was 87.2% and our average monthly revenue per occupied unit in our Consolidated Portfolio was $3,758. We generate approximately 89% of our revenue from private payor sources, which limits our exposure to government reimbursement risk.

Our total revenues were $898.7 million for the year ended December 31, 2009 and $723.3 million for the nine months ended September 30, 2010, an increase of 16.3% and 8.1%, respectively, over the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. For the nine months ended September 30, 2010, 99.1% of our revenues were generated from our Consolidated Portfolio and 0.9% from management fees for communities that we operate on behalf of third parties, including our joint ventures. Our net loss and adjusted EBITDAR were $(53.9) million and $252.9 million, respectively, for the year ended December 31, 2009 and $(41.8) million and $204.7 million, respectively, for the nine months ended September 30, 2010.

In the third quarter of 2010, a joint venture among affiliates of our Company, Blackstone Real Estate Advisors (“Blackstone”) and Columbia Pacific Advisors (the “Sunwest Joint Venture”) acquired 140 properties from Sunwest Management (“Sunwest”). The Sunwest Joint Venture is committed to acquire another four properties over the next few months. The unadjusted aggregate purchase price for the 144 properties is approximately $1.3 billion, which includes the assumption by the Sunwest Joint Venture of liabilities of approximately $980.2 million. Under the Sunwest Joint Venture agreement, we manage 138 of the properties for a 5% management fee and, in the event that Blackstone desires to sell a specified portion of the properties, all of the properties or its membership interest in the Sunwest Joint Venture, we will have the right of first opportunity to purchase such properties or membership interest, as applicable. The Sunwest Joint Venture contributed $2.3 million to our management fee revenues in the three months ended September 30, 2010. The 144 communities consist of approximately 11,769 units and, based on the three-month period ended May 31, 2010, generate annualized revenues of approximately $350 million and have an average occupancy of approximately 79.0% and an average rate per occupied unit of approximately $3,108 for the three months ended May 31, 2010. We acquired our 5.8% interest in the Sunwest Joint Venture for $19 million in cash, and will be required to make additional cash payments of $2.0 million over the next two years. The Sunwest Joint Venture entitles us to distributions at increasing levels in excess of our ownership percentage if certain Sunwest Joint Venture performance criteria are achieved.

Our Industry

The senior living industry offers various types of settings across a continuum of care for the senior population. Our primary area of focus is assisted living, which provides a cost-effective and life-enriching alternative for seniors as compared to other settings such as skilled nursing or home healthcare (assisted living services generally cost significantly less than skilled nursing facilities located in the same region). We are one of a limited number of national operators of assisted living communities with a proven record of acquisition and development success across diverse geographic markets. The assisted living industry is highly fragmented and characterized by numerous local and regional operators. We believe the industry will be the focus of increased acquisition activity.

Demographic trends are expected to increase the demand for the assisted living and memory care services in which we specialize. The target market for our services is comprised of persons aged 75 years and older, which represents one of the fastest-growing segments of the United States population, as well as persons affected by Alzheimer’s disease and other memory impairments. The United States Census Bureau predicts that the population over the age of 75 will increase to 33.3 million in 2030, an increase of 77.1% from the current population, and will increase by 157.4% to 48.4 million by 2050. In addition, according to a 2009 publication by the Alzheimer’s Association, an estimated 5.3 million Americans have Alzheimer’s disease, including approximately one in eight Americans over age 65. In 2010 alone, nearly a half million more Americans will develop Alzheimer’s disease and by 2050 that number is expected to double to nearly one million per year.

We believe that the assisted living and memory care industries will continue to be impacted by several other trends and factors. While the positive demographic trends are expected to increase the demand for assisted living services, the construction of new units has significantly slowed. According to the 2010 NIC/ASHA Seniors Housing Construction Trend Report, construction of new senior housing properties decreased 32% for the year ended March 31, 2010 compared to the year ended March 31, 2009, decreased 37% for the year ended March 31, 2009 compared to the year ended March 31, 2008 and decreased 45% for the year ended March 31, 2008 compared to the year ended March 31, 2007. We expect this decline in the construction of new properties will result in increased occupancy levels for the industry. Furthermore, we believe that our assisted living business, because it is need-driven, has been relatively resistant to economic downturns and will continue to benefit from other trends and factors in the industry including growing consumer awareness of the types of services we provide and the increase in the number of seniors looking for care outside of their family.

Competitive Strengths

We believe that the following competitive strengths position our Company to capitalize on the favorable trends occurring within the healthcare industry and senior living markets:

Proven Consolidator in Fragmented Industry. From the beginning of 2004 through September 30, 2010, we increased the number of communities in our total portfolio that we own, lease or manage from 175 to 452 and the number of communities in our Consolidated Portfolio from 128 to 278, representing a net increase of 158% and 117%, respectively. Since January 1, 2010, we have increased our total portfolio by 177 communities and our Consolidated Portfolio by 39 communities.

Focus on Memory Care Services. The demand for memory care services continues to grow. As of September 30, 2010, in our Consolidated Portfolio we had 3,600 units designated to offer memory care services in either dedicated memory care community settings or as part of our standard assisted living communities. The dementia care wings within many of our assisted living communities enable us to retain residents who may require dementia care services in the future and who would otherwise be required to move to an alternative care setting. Where appropriate, memory care residents and/or their families may choose to share “companion living” apartments for added therapeutic benefits and a lower-cost alternative, which in turn serves to enhance our average rate per occupied unit.

Significant Scale with Broad Geographic Footprint. We are the largest operator of assisted living and memory care communities in the United States in terms of resident capacity, operating in 43 states across the country. The scope and scale of our operations and the services we offer enable us to provide our residents with a comprehensive range of healthcare and related services in a cost-effective manner not available to smaller operators. As a result, we believe the breadth of our platform is a competitive advantage in the marketplace enabling us to attract residents and clinical staff while also providing significant economies of scale and increasing our importance to our suppliers. Our advanced information technology infrastructure further provides our entire portfolio with operational efficiencies and its scalability serves as a base for further expansion. Additionally, we believe our geographic diversification makes us less vulnerable to adverse economic developments and industry factors, such as overbuilding, employment, and regulatory and competitive conditions, that may affect a particular region.

Purpose-Built High-Quality Communities with Substantial Ownership. Of the 278 communities in our Consolidated Portfolio as of September 30, 2010, 167 communities have been built since January 1, 1997. In addition, we have significantly upgraded many of our older communities to improve their appearance and operating efficiency and to make them more attractive to prospective residents. These upgrades include the finished appearance of the communities, as well as various improvements to kitchens, emergency call systems, dining, lounge and recreational areas, landscaping and electronic systems, including those for internet access, data transmission, data sharing and e-mail. We have increased the number of communities that we own from ten at the end of 2006 to 163 at September 30, 2010, primarily through the acquisition of 150 communities we formerly operated under long-term leases or managed.

Experienced Management with Industry Relationships. Our 12 senior management team members collectively have over 250 years of management experience in the healthcare industry, ranging from independent living to skilled nursing care facilities.

Our Strategy

Our goal is to continue as a national leader in the assisted living industry by using the following strategies:

Continued Focus on Improving Operations, Occupancy, Customer Service and Profitability. In recent years, we have focused intensively on improving community performance through both increased occupancy and increased revenue per occupied unit. Despite the recent economic downturn, the occupancy for our Consolidated Portfolio has increased from 87.0% to 87.1% and the revenue per occupied unit for our Consolidated Portfolio has increased from $3,284 to $3,833 from the quarter ended September 30, 2007 to the quarter ended September 30, 2010. Our approach to care and our commitment and ability to address all of our residents’ needs, ranging from their physical health to their social well-being, has helped drive operating improvements in our business. We believe that this “holistic approach” enriches the quality of life and care for our residents. By providing alternatives like non-related companion living, diabetes management, unique memory care programs, and other flexible programming designed to meet the needs of the individual in our communities, we increase customer satisfaction and thereby increase occupancy and enhance revenue. We believe that our ongoing focus on customer satisfaction, rates and occupancy will generate the incremental growth in margins we are striving to achieve.

Focus on Appeal to the Middle Market. The market segment most attractive to us is middle to upper-middle income seniors aged 75 and older who live in smaller cities and suburbs with populations of 50,000 to 150,000 persons. We believe that this segment of the senior community is relatively large and geographically broad and is generally composed of seniors who are financially capable of purchasing our services.

Expansion of Memory Care Markets. We will continue to explore new and existing markets where there is a significant demand for higher-margin memory care services, including the addition of memory care units to existing communities. We believe our memory care programs, such as our signature Join-Their-Journey and Brain Health and Wellness programs, are unique and appeal to this market segment. For example, our Join-Their-Journey program focuses on care that creates a familiar environment with individualized service and care plans to enhance the residents’ overall quality of life.

Selective Acquisitions and Developments. We will continue to pursue opportunities to purchase, lease or manage communities that will allow us to increase our capacity and improve our operating efficiencies, with a particular focus on acquiring local and regional operators of assisted living communities. In addition, we will selectively evaluate development opportunities, including adding units to existing communities, in strong markets where our existing occupancy is high and rates are favorable.

Expansion of Our Ancillary Services. We plan to grow our revenue and increase our profitability by increasing the scope of the ancillary services we provide to our residents, including rehabilitation services. While a majority of our communities currently offer rehabilitation services, all of these services are currently outsourced to third-party providers. Our announced acquisition of a rehabilitation services provider will allow us to expand the volume of rehabilitation services that we provide directly to our residents, resulting in increased revenues from these services.

Recent Developments

On October 21, 2010, we agreed to purchase for $18 million the assets of Randall Weston and Weston Group, Inc. that provide rehabilitative care and contract rehabilitation services and Medicare-certified durable medical equipment products to the senior living industry (the “Weston Rehabilitation Business”). The purchase consideration will take the form of approximately $13 million in cash and a promissory note for approximately $5 million. The Weston Rehabilitation Business has annual revenues of approximately $37 million, approximately one-third of which consists of revenues from products and services provided to approximately 50 of our communities. The purchase, which is subject to customary closing conditions, is expected to be consummated in early 2011.

On November 1, 2010, we leased 27 senior living communities from affiliates of HCP, Inc., a publicly traded healthcare real estate investment trust. The communities are located in 13 states and consist of 3,239 units, comprised of 2,021 assisted living, 631 memory care, 450 skilled nursing and 137 independent living units. The terms of the lease agreements provide for an initial term of 15 years with two available extension options of 10 years each. One of the lease agreements contains a purchase option on ten of the communities.

Additional Information

We are incorporated in the State of Washington. Our principal executive offices are located at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, and our telephone number is (206) 298-2909. Our website is http://www.emeritus.com. The information contained on our website does not constitute part of this prospectus supplement and the accompanying prospectuses and should not be relied upon in connection with making an investment in our securities.

The Offering

For a description of our common stock, see “Description of Capital Stock—Common Stock” in the accompanying prospectus dated June 18, 2010.

Common stock offered by us	3,500,000 shares.

Common stock offered by the selling shareholders	500,000 shares.

Shares outstanding after this offering	43,043,532 shares.[1]

Overallotment option	We have granted the underwriter an option to purchase from us within 30 days of the date of this prospectus supplement up to an additional 600,000 shares of common stock to cover overallotments, if any.

Use of proceeds	The net proceeds to us from this offering are estimated to be approximately $65.3 million (approximately $76.5 million if the underwriter’s overallotment option is exercised in full) after deducting the underwriting discount and estimated expenses of this offering, based on an assumed public offering price per share of $19.36 (the last reported sale price of our common stock on November 5, 2010). We intend to use the net proceeds that we receive from this offering:

• to pay the $13 million cash portion of the purchase price of our recent acquisition of the Weston Rehabilitation Business, which is expected to close in early 2011;

•    to make an aggregate mandatory repayment of the $14.2 million outstanding principal of two loans owed to Ventas Realty, Limited Partnership, which respectively have outstanding principal amounts of $5.0 million and $9.2 million (as of September 30, 2010), bear interest at LIBOR plus 6.50% and at 8.25% per annum, and mature in September 2012 and December 2011; and

• to finance facility developments, facility acquisitions and capital expenditures and for other general corporate purposes.

We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders.

Risk factors	See “Risk Factors” beginning on page S-10 and other information included or incorporated by reference in the prospectus supplement and the accompanying prospectuses for a discussion of factors you should carefully consider before deciding to invest in our common stock.

New York Stock Exchange symbol	ESC

      1 The number of shares of common stock to be outstanding after this offering as shown above is based on 39,543,532 shares of our common stock outstanding as of November 5, 2010. Unless expressly stated otherwise, the information set forth above and throughout this prospectus supplement assumes no exercise of the underwriter’s overallotment option. See “Underwriting.”

Summary Consolidated Financial Information

The following table sets forth our summary consolidated financial information. You should read the following summary consolidated financial information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009 and our consolidated financial statements and notes thereto included therein. Our summary consolidated financial information as of and for the years ended December 31, 2009, 2008 and 2007, has been derived from and is qualified by reference to our audited financial statements. Our unaudited summary consolidated financial information as of and for the nine months ended September 30, 2010 and 2009, has been derived from and is qualified by reference to our unaudited financial statements. Our interim results of operations are not necessarily indicative of operations for a full fiscal year. Our historical results are not necessarily indicative of results for any future period.

	Nine Months Ended
	September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Dollars in thousands)

Statements of Income Data:
Revenues:
Community revenue	$716,690	$664,752	$893,043	$767,411	$534,511
Management revenue	6,609	4,359	5,689	5,032	4,363

Total operating revenues	723,299	669,111	898,732	772,443	538,874

Expenses:
Community operations (exclusive of depreciation and amortization and community lease expense shown separately below)	476,817	434,226	585,783	490,867	339,618
General and administrative	52,694	47,201	63,647	58,784	48,959
Acquisitions and development	898	465	517	3,907	—
Impairments on long-lived assets	—	1,755	6,308	10,176	1,399
Depreciation and amortization	61,345	58,249	77,138	118,776	79,901
Community leases	90,742	87,650	116,473	90,852	52,027

Total operating expenses	682,496	629,546	849,866	773,362	521,904

Operating income from continuing operations	40,803	39,565	48,866	(919)	16,970

Other income (expense):
Interest income	366	902	1,035	2,292	5,022
Interest expense	(81,353)	(79,351)	(106,340)	(95,590)	(70,365)
Change in fair value of interest rate swaps	(182)	621	849	(1,558)	(725)
Equity earnings (loss) for unconsolidated joint ventures	(319)	1,108	1,285	(2,203)	4,266
Other, net	936	805	1,158	(3,898)	1,293

Net other expense	(80,552)	(75,915)	(102,013)	(100,957)	(60,509)

Loss from continuing operations before income taxes	(39,749)	(36,350)	(53,147)	(101,876)	(43,539)
Provision for income taxes	(971)	(900)	(336)	(1,020)	(812)

Loss from continuing operations	(40,720)	(37,250)	(53,483)	(102,896)	(44,351)
Income (loss) from discontinued operations	(1,729)	(1,370)	(1,335)	(2,043)	(4,390)

Net loss	(42,449)	(38,620)	(54,818)	(104,939)	(48,741)

	Nine Months Ended
	September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Dollars in thousands, except per share data)

Net loss attributable to the noncontrolling interest	646	675	943	188	—

Net loss attributable to Emeritus Corporation common shareholders	$(41,803)	$(37,945)	$(53,875)	$(104,751)	$(48,741)

Basic and diluted loss per common share attributable to Emeritus Corporation common shareholders:
Continuing operations	$(1.02)	$(0.94)	$(1.34)	$(2.63)	$(1.64)
Discontinued operations	(0.04)	(0.03)	(0.03)	(0.05)	(0.16)

	$(1.06)	$(0.97)	$(1.37)	$(2.68)	$(1.80)

Weighted average shares outstanding, basic and diluted (in thousands)	39,353	39,158	39,183	39,075	27,152

Other Data:
Adjusted EBITDA	$131,745	$125,388	$165,026	$152,272	$108,426
Adjusted EBITDAR	$204,725	$190,926	$252,949	$223,243	$153,379
Balance Sheet Data (end of period):
Cash and cash equivalents	$42,753	$52,090	$46,070	$27,254	$67,710
Total assets	2,107,983	2,088,201	2,089,940	2,095,193	1,885,480
Long-term debt (including current maturities)	1,373,203	1,385,027	1,396,412	1,373,416	734,277
Total liabilities	1,825,118	1,755,679	1,771,042	1,729,165	1,426,973
Total shareholders’ equity	282,865	332,522	318,898	366,028	458,507
Operating Statistics:
Average consolidated communities	275	263	264	250	193
Community revenue	$716,690	$664,752	$893,043	$767,411	$534,511
Community operating expense	$476,817	$434,226	$585,783	$490,867	$339,618
Weighted average occupancy rate	87.2%	86.6%	86.7%	86.5%	86.9%
Average monthly revenue per occupied unit	$3,758	$3,635	$3,648	$3,417	$3,248

We define Adjusted EBITDA as net loss adjusted for income or losses from discontinued operations; provision or benefit for income taxes; equity earnings or losses in unconsolidated joint ventures; noncontrolling interests; gains or losses on sale of assets, termination of leases, or investments; write-off of terminated development projects costs; depreciation and amortization; straight-line rent and above/below market rent amortization; deferred move-in fee revenues; impairment losses; amortization of deferred gains; non-cash stock-based compensation expense; interest expense; change in fair value of interest rate swaps; loan prepayment fees and debt refinancing costs; interest income; convertible debenture conversion costs and actuarial self-insurance reserve adjustments.

We define Adjusted EBITDAR as Adjusted EBITDA adjusted for lease expense.

We use Adjusted EBITDA/EBITDAR to assess our overall financial and operating performance. We believe these non-GAAP measures, as we have defined them, are useful in identifying trends in our performance because they exclude items that have little or no significance to our day-to-day operations. These measures provide an assessment of controllable expenses and afford management the ability to make decisions, which are expected to facilitate meeting current financial goals, as well as achieve optimal financial performance. These measures also provide indicators for management to determine if adjustments to current spending levels are needed.

Adjusted EBITDA/EBITDAR provide us with measures of financial performance, independent of items that are beyond the control of management in the short term, such as depreciation and amortization, taxation, interest expense, and lease expense associated with our capital structure. These metrics measure our financial performance based on operational factors that management can influence in the short term, namely the cost structure or expenses of the organization. Adjusted EBITDA/EBITDAR are some of the metrics used by senior management to review the financial performance of the business on a monthly basis and are used by research analysts and investors to evaluate the performance and value of the companies in our industry.

Adjusted EBITDA/EBITDAR have limitations as analytical tools. Material limitations in making the adjustments to our losses to calculate Adjusted EBITDA/EBITDAR and using the non-GAAP financial measures as compared to net loss include:

•	the items excluded from the calculation of Adjusted EBITDA/EBITDAR generally represent income or expense items that may have a significant effect on our financial results;

•	items determined to be non-recurring in nature could, nevertheless, re-occur in the future; and

•	depreciation and amortization, while not directly affecting our current cash position, represent wear and tear and/or reduction in value of our properties. If the cost to maintain our properties exceeds our expected routine capital expenditures, this could affect our ability to attract and retain long-term residents at our communities.

Adjusted EBITDA/EBITDAR are not alternatives to net loss, loss from continuing operations, or cash flows provided by or used in operating activities as calculated and presented in accordance with GAAP. You should not rely on Adjusted EBITDA/EBITDAR as substitutes for any such GAAP financial measure. We strongly urge you to review the reconciliation of net loss to Adjusted EBITDA/EBITDAR presented below, along with our consolidated balance sheets, statements of operations and cash flows. In addition, because Adjusted EBITDA/EBITDAR are not measures of financial performance under GAAP and are susceptible to varying calculations, these measures as presented may differ from and may not be comparable to similarly titled measures used by other companies.

Set forth below is a reconciliation of Adjusted EBITDA/EBITDAR to net loss.

	Nine Months Ended
	September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007

Net loss:	$(42,449)	$(38,620)	$(54,818)	$(104,939)	$(48,741)
Interest expense	81,353	79,351	106,340	95,590	70,365
Interest income	(366)	(902)	(1,035)	(2,292)	(5,022)
Provision for income taxes	971	900	336	1,020	812
Depreciation and amortization	61,345	58,249	77,138	118,776	79,901
Above/below market rent amortization	6,531	7,341	9,684	9,978	3,326
Amortization of deferred gains	(904)	(460)	(769)	(1,235)	(2,149)

EBITDA	106,481	105,859	136,876	116,898	98,492
Adjustments to EBITDA:
Equity (earnings) loss in unconsolidated joint ventures	319	(1,108)	(1,285)	2,203	(4,266)
Non-cash stock option and compensation expenses	4,477	3,250	4,100	4,895	4,744
Deferred straight-line rent	11,231	14,771	18,866	9,903	3,748
Deferred revenues	3,456	475	830	2,017	1,495
Change in fair value of interest rate swaps	182	(621)	(849)	1,558	725
Loss on termination of leases	—	—	—	1,303	—
Impairments on long-lived assets	162	1,755	6,308	11,918	1,399
Debt refinancing fees	—	—	269	1,460	—
Convertible debentures conversion costs	—	—	—	—	1,329
Acquisition and development expenses	1,113	545	517	4,128	—
Discontinued operations	1,729	1,370	1,335	2,043	4,390
Actuarial self-insurance reserve adjustments	2,595	(908)	(1,941)	(6,054)	(3,630)

Adjusted EBITDA	131,745	125,388	165,026	152,272	108,426
Community lease expense	72,980	65,538	87,923	70,971	44,953

Adjusted EBITDAR	$204,725	$190,926	$252,949	$223,243	$153,379

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding to invest in our common stock, you should carefully consider the following risk factors, as well as other information that is contained in or incorporated by reference in this prospectus supplement or the accompanying prospectuses, including the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010. The occurrence of any of these risks and uncertainties could materially affect our business and our financial condition and results of operations may be materially harmed, in which case the market price of our common stock could decline and you could lose part or all of your investment.

Risks Relating to Our Business

The Company has incurred losses since it began doing business, except for 2005, and may continue to incur losses for the foreseeable future.

Emeritus organized and began operations in July 1993 and has operated at a loss since it began doing business, except for 2005. For 2009, 2008, and 2007, we recorded losses of $(53.9) million, $(104.8) million, and $(48.7) million, respectively. We believe that the historically aggressive growth of the Company’s portfolio through acquisitions and developments and related financing activities, as well as our inability (along with most of the assisted living industry) to significantly increase occupancy rates at the Company’s communities, were among the causes of these losses. To date, at many of the Company’s communities, we have generally been able to stabilize occupancy and rate structures to levels that have resulted in positive cash flows from operating activities but not overall Company earnings. The Company’s ongoing results of operations may not become profitable in line with our current expectations or may not become profitable at all.

If the Company cannot generate sufficient cash flows to cover required interest, principal, and lease payments, it risks defaults on its debt agreements and leases.

At September 30, 2010, the Company had total debt of $1.4 billion, with minimum annual principal payments of $47.7 million due over the next 12 months, and had long-term operating and capital lease commitments requiring minimum payments of $134.1 million over the next 12 months. In addition, the Company has approximately $265.5 million in principal amount of debt that matures during the two-year period from October 2011 through September 2013. If the Company is unable to generate sufficient cash flows to make such payments as required and we are unable to renegotiate payments or obtain additional equity or debt financing, a lender could foreclose on the communities secured by the respective indebtedness or, in the case of a lease, could terminate the Company’s lease, resulting in loss of income and asset value. In some cases, the Company’s indebtedness is secured by a particular community and a pledge of its interests in a subsidiary entity that owns that community. In the event of a default, a lender could avoid judicial procedures required to foreclose on real property by foreclosing on our pledge instead, thus accelerating its acquisition of that community. Furthermore, because of cross-default and cross-collateralization provisions in certain of the Company’s mortgage and lease agreements, a default on one of the Company’s payment obligations could adversely affect a significant number of the Company’s communities.

Because the Company is highly leveraged, we may not be able to respond to changing business and economic conditions or continue with selected acquisitions.

A substantial portion of the Company’s future cash flows will be designated to debt service and lease payments. In the past, we have occasionally been dependent on third-party financing and disposition of assets to fund these obligations in full and we may be required to do so in the future. In addition, we are periodically required to refinance these obligations as they mature. The Company’s long-term debt was $1.4 billion at each of September 30, 2010 and December 31, 2009, and its obligations under long-term operating and capital leases were $1.4 billion and $1.2 billion at September 30, 2010 and December 31, 2009, respectively.

These circumstances could reduce our flexibility and ability to respond to our business needs, including changing business and financial conditions such as increasing interest rates and opportunities to expand our business through selected acquisitions.

We may be unable to increase or stabilize the Company’s occupancy rates at levels that would result in positive earnings.

In previous years, we have been unable to increase the Company’s occupancy to levels that would result in net income on a sustained basis. The Company’s historical losses have resulted, in part, from occupancy levels that were lower than anticipated when we acquired or developed the Company’s communities. While the Company’s occupancy levels have increased in 2009 and each year from 2004 through 2007, during the three years prior to 2004 and in 2008, occupancy levels declined, excluding the effects of acquired communities. The Company’s occupancy levels may not increase in the future and may never reach levels necessary to achieve net income.

We may not find additional funding through public or private financing on acceptable terms.

We may not find adequate equity, debt, or sale-leaseback financing when we need it or on terms acceptable to us. This could affect our ability to finance the Company’s operations or refinance the Company’s properties to avoid the consequences of default and foreclosure under the Company’s existing financing as described elsewhere. In addition, if we raise additional funds by issuing equity securities, the Company’s shareholders may experience dilution on their investment.

If we fail to comply with financial covenants contained in the Company’s debt instruments, the Company’s lenders may accelerate the related debt.

From time to time, we have failed to comply with certain covenants in the Company’s financing and lease agreements relating generally to matters such as cash flow, debt and lease coverage ratios, and certain other performance standards. In the future, we may be unable to comply with these or other covenants. If we fail to comply with any of these requirements and are not able to obtain waivers, the Company’s lenders could accelerate the related indebtedness so that it becomes due and payable prior to its stated due date, and/or the lessors could terminate lease agreements. We may be unable to repay or refinance this debt if it becomes due.

We self-insure many of the Company’s liabilities.

In recent years, participants in the long-term care industry have experienced an increasing number of lawsuits alleging negligence, malpractice, or other related claims. Many of these suits involve large claims and significant legal costs. We expect that the Company will occasionally face such suits because of the nature of our business. The Company is responsible for the full loss of any professional liability claims involving our Consolidated Portfolio. We also carry conventional commercial general liability insurance, subject to certain limits. Claims against the Company, regardless of their merit or eventual outcome, may also undermine our ability to attract residents or expand our business and would require management to devote time to matters unrelated to the operation of our business. Except on a very limited basis, we currently do not carry professional liability insurance for our Consolidated Portfolio and, although we review the Company’s liability insurance annually, we may not be able to obtain third-party liability insurance coverage in the future or, if available, on acceptable terms.

We face risks associated with acquisitions.

We intend to continue to seek selective acquisition opportunities, including in new lines of business. However, we may not succeed in identifying any future acquisition opportunities or completing any identified acquisitions. The acquisition of new businesses and communities presents a number of risks that we currently do not face. Existing communities available for acquisition may frequently serve or target different market segments than those we presently serve. It may be necessary in these cases to reposition and renovate acquired communities or turn over the existing resident population to achieve a resident care level and income profile that is consistent with our objectives. In the past, these factors have delayed our achievement of acceptable occupancy levels and increased operating and capital expenditures. As a consequence, we currently plan to target assisted living communities with established operations, which could reduce the number of acquisitions we can complete and increase the expected cost. Even in these acquisitions, however, we may need to make staff and operating management personnel changes to successfully integrate acquired communities into the Company’s existing operations. We may not succeed in repositioning acquired communities or in effecting any necessary operational or structural changes and improvements on a timely basis. We also may face unforeseen liabilities attributable to the prior operator of the acquired communities, against which we may have little or no recourse.

If the Company is unable to refinance its debt that is scheduled to come due in 2011 on reasonable terms, it may have an adverse effect on the Company and the market price of the Company’s common stock.

The Company has approximately $71.1 million in principal amount of debt that matures in 2011, of which $9.2 million will be paid off from the proceeds of this offering. If the Company is not able to refinance this debt on reasonable terms, it may have a material adverse effect on the market value of the Company’s common stock and other adverse effects on our business, financial condition, results of operations, and cash flows.

We expect competition in our industry to increase, which could cause the Company’s occupancy rates and resident fees to decline.

The assisted living industry is highly competitive, and given the relatively low barriers to entry and continuing healthcare cost containment pressures, we expect that our industry will become increasingly competitive in the future. It is possible that market saturation in some locales could have an adverse effect on the Company’s communities and their ability to reach and maintain stabilized occupancy levels. Moreover, the senior housing services industry has been subject to pressures that have resulted in the consolidation of many small, local operations into larger regional and national multi-facility operations. We compete with other companies providing assisted living services as well as numerous other companies providing similar service and care alternatives, such as home healthcare agencies, independent living facilities, retirement communities, and skilled nursing facilities. We expect that competition from new market entrants will increase as assisted living residences achieve increased market awareness and more states decide to include assisted living services in their Medicaid programs. Some of these competitors may have substantially greater financial resources than we do. Increased competition may limit our ability to attract or retain residents or maintain the Company’s existing rate structures. This could lead to lower occupancy rates or lower rate structures in the Company’s communities.

If development of new assisted living facilities outpaces demand, we may experience decreased occupancy, depressed margins, and diminished operating results.

In the future, some assisted living markets in which we operate could become overbuilt. The barriers to entry in the assisted living industry are low. Consequently, the development of new assisted living facilities could outpace demand. Overbuilding in the markets in which we operate could thus cause the Company to experience decreased occupancy and depressed margins and could otherwise adversely affect the Company’s results of operations.

Market forces could undermine our efforts to attract seniors with sufficient resources.

We rely on the ability of our residents to pay the Company’s fees from their own or family financial resources. Generally, only seniors with income or assets meeting or exceeding the comparable median in the region where the Company’s assisted living communities are located can afford the Company’s fees. The economic recession, the depressed housing market, inflation or other circumstances may undermine the ability of seniors to pay for our services. If we encounter difficulty in attracting seniors with adequate resources to pay for our services, the Company’s occupancy rates may decline or we may be forced to lower the Company’s rental rates.

The Company’s labor costs may increase and may not be matched by corresponding increases in rates we charge to our residents.

We compete with other providers of assisted living services and long-term care in attracting and retaining qualified and skilled personnel. We depend on our ability to attract and retain management personnel responsible for the day-to-day operations of each of the Company’s communities. If we are unable to attract or retain qualified community management personnel, the Company’s results of operations may suffer. In addition, possible shortages of nurses or trained personnel may require us to enhance our wage and benefits packages to compete in the hiring and retention of personnel. We also depend on the available labor pool of semi-skilled and unskilled employees in each of the markets in which we operate. From time to time we are the subject of union organizing activity that, if successful, could impact the Company’s labor costs. As a result of these and other factors, the Company’s labor costs may increase and may not be matched by corresponding increases in rates we charge to our residents.

Some of the Company’s facilities generate infectious medical waste due to the illness or physical condition of the residents.

The management of infectious medical waste, including handling, storage, transportation, treatment, and disposal, is subject to regulation under various laws, including federal and state environmental laws. These environmental laws set forth the management requirements, as well as permit, record-keeping, notice, and reporting obligations. Each of the Company’s facilities has an agreement with a waste management company for the proper disposal of all infectious medical waste. Any finding that we are not in compliance with these environmental laws could adversely affect our business and financial condition. While we are not aware of any non-compliance with environmental laws related to infectious medical waste at any of the Company’s properties, these environmental laws are amended from time to time and we cannot predict when and to what extent liability may arise. In addition, because these environmental laws vary from state to state, expansion of the Company’s operations to states where we do not currently operate may subject the Company to additional restrictions on the manner in which we operate the Company’s facilities.

The Company’s Chairman of the Board and Co-Chief Executive Officer, Daniel R. Baty, has personal interests that may conflict with ours.

Mr. Baty has engaged in a number of transactions with us, each of which has been approved for us by a committee of our independent directors. For example, Mr. Baty is the principal owner of Columbia Pacific Group, Inc. (“Columbia Pacific”), a private company engaged in the development and operation of senior housing, assisted living communities, and hospitals in India and other parts of Asia. Columbia Pacific and affiliated partnerships also own assisted living communities, memory care facilities, and independent living facilities in the United States, some of which we manage under various management agreements. These financial interests and management and financing responsibilities of Mr. Baty with respect to Columbia Pacific and their affiliated partnerships could present conflicts of interest with us, including potential competition for residents in markets where both companies operate and competing demands for the time and efforts of Mr. Baty.

On January 15, 2010, the Company and affiliates of Blackstone and Columbia Pacific entered into the Sunwest Joint Venture to acquire a portfolio of communities operated by Sunwest. In the third quarter of 2010, the Sunwest Joint Venture acquired 140 properties from Sunwest and is committed to acquire another four properties over the next few months. The unadjusted aggregate purchase price for the 144 properties is approximately $1.3 billion, which includes the assumption by the Sunwest Joint Venture of liabilities of approximately $980.2 million.

Mr. Baty’s potentially competitive activities are limited by a noncompete agreement between him and the Company. However, the Company, with the approval of a committee of our Board of Directors, has waived the noncompete obligations in certain cases when it was deemed beneficial to the Company to do so, including situations where it received a management contract and certain purchase rights for a property affiliated with Mr. Baty.

Mr. Baty financially supports some of the Company’s recent transactions and the operations of certain communities that we manage with limited guarantees and through his direct and indirect ownership of such communities; we would be unable to benefit from these transactions and managed communities without this support.

As of September 30, 2010, we manage six communities owned by entities controlled by Mr. Baty. Mr. Baty was also the guarantor of a portion of the Company’s obligations under a 24-community lease with an entity in which Mr. Baty has an ownership interest. We acquired these properties in February 2007 in a transaction in which the entity affiliated with Mr. Baty provided the Company with financing in the amount of $18.0 million for two years, which financing was paid off in July 2007. In 2004, Mr. Baty personally guaranteed $3.0 million of the Company’s obligations under a long-term lease with Health Care Property Investors, Inc., an independent REIT, which terminated with the purchase of these communities in August 2007. Also in 2004, Mr. Baty guaranteed the Company’s obligations under a long-term lease relating to 20 communities. As part of this arrangement, which continues to be in effect for 18 of the communities (the “Cash Flow Sharing Communities”), he shares in 50% of the positive cash flow (as defined) and is responsible for 50% of the cash deficiency for these communities. In 2008, we entered into a 50-50 joint venture with Mr. Baty to purchase the real estate of eight of the Cash Flow Sharing Communities, to which Mr. Baty contributed approximately $6.8 million in 2008 and $1.1 million in 2009. In 2009, we borrowed $3.2 million from entities affiliated with Mr. Baty to finance the purchase of two communities that we previously managed for these entities. We believe that we would have been unable to take advantage of these transactions and management opportunities without Mr. Baty’s individual and financial support. The ongoing administration of these transactions, however, could be adversely affected by these continuing relationships because our interests may differ from those of Mr. Baty. In addition, we cannot guarantee that his support will be available in the future.

We may be unable to attract and retain key management personnel.

We depend upon, and will continue to depend upon, the services of Mr. Baty and Granger Cobb, our President and Co-Chief Executive Officer. Mr. Baty has financial interests and management responsibilities with respect to Columbia Pacific and its related partnerships that require a considerable amount of Mr. Baty’s time. As a result, he does not devote his full time and efforts to Emeritus. The loss of Mr. Baty’s services, or those of Mr. Cobb, could adversely affect the Company’s business and its results of operations. We also may be unable to attract and retain other qualified executive personnel critical to the success of our business.

The Company’s costs of compliance with government regulations may significantly increase in the future.

Federal, state, and local authorities heavily regulate the healthcare industry. Regulations change frequently, and sometimes require us to make expensive changes in the Company’s operations. We cannot predict to what extent legislative or regulatory initiatives will be enacted or adopted, what changes in the interpretation of laws or regulations may be made or what effect any initiative would have on our business and operating results. Changes in applicable laws and new interpretations of existing laws can significantly affect the Company’s operations, as well as the Company’s revenues, particularly those from governmental sources, and the Company’s expenses. These laws and regulatory requirements could affect our ability to expand into new markets and to expand our services and facilities in existing markets. In addition, if any of the Company’s presently licensed facilities operates outside of its licensing authority, it may be subject to financial and other penalties, including closure of the facility and/or liability to residents if injury occurs. The Company’s residential communities are subject to varying degrees of regulation and licensing by local and state health and social service agencies and other regulatory authorities. In addition, the Company’s skilled nursing facilities and certain of its assisted living facilities are subject to extensive Federal regulation. Federal, state, and local governments occasionally conduct unannounced investigations, audits, and reviews to determine whether violations of applicable rules and regulations exist. Devoting management and staff time and legal resources to such investigations, as well as any material violation by the Company that is discovered in any such investigation, audit, or review, could strain our resources and affect the Company’s results of operations. In addition, regulatory oversight of construction efforts associated with refurbishment could cause the Company to lose residents and disrupt community operations. While these regulations and licensing requirements often vary significantly from state to state, they typically include:

•	state and local laws impacting licensure;

•	consumer protection against deceptive practices;

•	laws affecting the management of property and equipment, including living accommodations such as room size, number of bathrooms, ventilation, furnishing of resident units, and other physical plant specifications;

•	laws affecting how we conduct the Company’s operations, such as staffing; staff training; personnel education; records management; admission and discharge criteria; documentation and reporting requirements; privacy laws; and fire, health, and safety laws and regulations;

•	federal and state laws designed to protect Medicare and Medicaid, which mandate and define allowable costs, pricing, billing and claims submission, quality of services, quality of care, food service, resident rights (including abuse and neglect) and responsibilities, and fraud; and

•	federal and state residents’ rights statutes and regulations; Anti-Kickback and physician referral (e.g., Stark) laws; and safety and health standards set by the Occupational Safety and Health Administration.

We may be unable to satisfy all regulations and requirements or to acquire and maintain any required licenses on a cost-effective basis. We occasionally have received notices of regulatory violations, which we have resolved by paying fines or taking other measures such as limiting our business activities at a particular facility. Failure to comply with applicable requirements could lead to enforcement action that could materially and adversely affect our business and revenues. Loss, suspension or modification of a license or the ability to operate facilities as they are currently operated may also cause the Company to default under its leases and/or trigger cross-defaults.

The Company is also subject to federal and state regulations regarding government-funded public assistance that prohibit certain business practices and relationships.

Because we accept residents who receive financial assistance from governmental sources for their assisted living services, we are subject to federal and state regulations that prohibit certain business practices and relationships. Failure to comply with these regulations could prevent reimbursement for our healthcare services under Medicaid or similar state reimbursement programs. Our failure to comply with such regulations also could result in substantial financial penalties and/or the suspension or inability to renew the Company’s operating licenses. Acceptance of federal or state funds could subject the Company to potential false claims actions or whistleblower claims.

The Company’s announced acquisition of a provider of durable medical equipment and rehabilitation services will subject the Company to additional federal and state laws and regulations and, if the Company fails to comply with these laws and regulations, could subject the Company to substantial financial and other penalties.

The Company has recently announced the acquisition of assets that would provide rehabilitative care and contract rehabilitation services and Medicare-certified durable medical equipment products to the senior living industry. These services are subject to enhanced federal and state laws and regulations, including those regarding acquisition and maintenance of provider and supplier numbers, services provided, quality of care, provision of medically necessary items and services, and billing and claims submission. Failure to comply with these laws and regulations could subject the Company to substantial financial and other penalties, which could materially and adversely affect our business and revenues.

We face possible environmental liabilities at each of the Company’s properties.

Under various federal, state, and local environmental laws, ordinances, and regulations, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances, including asbestos-containing materials that could be located on, in, or under its property. These laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. We could face substantial costs in connection with any required remediation or removal of these substances, and the Company’s liability typically is not limited under applicable laws and regulations. The Company’s liability could exceed its properties’ value or the value of its assets. We may be unable to sell or rent the Company’s properties, or borrow using the Company’s properties as collateral, if any of these substances are present or if we fail to remediate them properly. Under these laws and regulations, if we arrange for the disposal of hazardous or toxic substances such as asbestos-containing materials at a disposal site, the Company also may be liable for the costs of the removal or destruction of the hazardous or toxic substances at the disposal site. In addition to liability for these costs, the Company could be liable for governmental fines and injuries to persons or properties.

Risks Relating to Investing in Our Common Stock

We may experience volatility in the market price of our common stock due to the lower trading volume and lower public ownership of our common stock.

The market price of our common stock has fluctuated significantly in the past and is likely to continue to be highly volatile. In particular, the volatility of our shares is influenced by lower trading volume and lower public ownership relative to several of our publicly-held competitors, as well as the recent turmoil in the stock market. For example, our closing stock price has ranged from $4.88 per share to $24.54 per share between January 2, 2009 and November 5, 2010. Because 49.4% of our outstanding shares were owned by affiliates as of September 30, 2010, our stock is relatively less liquid and therefore more susceptible to large price fluctuations than many other companies’ shares.

Many factors could cause the market price of our common stock to significantly rise and fall, including:

•	fluctuations in our results of operations;

•	changes in our business, operations, or prospects;

•	changes in the regulatory environment;

•	sales of our common stock by affiliates;

•	the hiring or departure of key personnel;

•	announcements or activities by our competitors;

•	proposed acquisitions by us or our competitors;

•	financial results that fail to meet public market analysts’ expectations and changes in stock market analysts’ recommendations regarding us, other healthcare companies, or the healthcare industry in general;

•	adverse judgments or settlements obligating us to pay damages;

•	acts of war, terrorism, or national calamities;

•	industry, domestic and international market and economic conditions; and

•	decisions by investors to de-emphasize investment categories, groups, or strategies that include our company or industry.

In addition, the stock market has recently experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. When the market price of a company’s stock drops significantly, shareholders often institute securities class action litigation against that company. Any litigation against us could cause us to incur substantial costs, divert the time and attention of our management and other resources or otherwise harm our business.

Insiders have substantial control over us and are able to influence corporate matters.

We entered into a shareholders’ agreement in connection with the acquisition of Summerville Senior Living, Inc. (“Summerville”), dated March 29, 2007, as amended April 30, 2010, between us, AP Summerville, LLC, or AP Summerville, AP Summerville II, LLC, or AP Summerville II, Apollo Real Estate Investment Fund III, L.P., or AREIF III, and Apollo Real Estate Investment Fund IV, L.P., or AREIF IV, and together with AP Summerville, AP Summerville II and AREIF III, the AREA shareholders, Saratoga Partners IV, L.P., Saratoga Coinvestment IV, LLC, and Saratoga Management Company LLC, or collectively, the Saratoga shareholders, and Mr. Daniel R. Baty, our chairman of the board and co-chief executive officer, and certain of his affiliates, or collectively, the Baty shareholders. Under the terms of this shareholders’ agreement, a representative of each of the Baty shareholders, the Saratoga shareholders and the AREA shareholders has been elected or appointed to our board of directors. However, on September 16, 2010, Messrs. Charles P. Durkin, Jr. and David Niemiec, who represented the Saratoga shareholders on our board of directors, resigned from our board of directors. The resignation of Mr. Durkin from our board of directors created a vacancy for the representative designated by the Saratoga shareholders. The Saratoga shareholders have not permanently waived their right to designate a representative under the amended shareholders’ agreement. Our directors and executive officers and their affiliates, including the Baty shareholders and the AREA shareholders, owned, in the aggregate, approximately 49.4% of our outstanding common stock as of September 30, 2010. As a result, these shareholders are able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets. This concentration of ownership could limit a shareholder’s ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.

Future sales of our common stock by us or our existing shareholders could cause our stock price to decline.

Based on shares outstanding as of September 30, 2010 and before giving effect to the sale of shares in this offering, we have outstanding approximately 39,530,032 shares of common stock, of which 19,508,499 outstanding shares are beneficially owned by our executive officers and directors and affiliates controlled by them.

The shares received by the AREA shareholders in the Summerville acquisition were eligible for sale in the public market beginning September 1, 2008, subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. However, pursuant to a registration rights agreement we entered into with the AREA shareholders, the Saratoga shareholders, the Baty shareholders, and Mr. Granger Cobb, our co-chief executive officer and president, dated March 29, 2007, and as amended March 31, 2010, we agreed to register shares of common stock beneficially owned by these persons under certain circumstances. In particular, we filed a shelf registration statement, which was declared effective by the SEC on January 16, 2008, to permit public resale of 4,859,008 shares beneficially owned by AREA shareholders, and 1,800,000 shares beneficially owned by certain Saratoga shareholders. Pursuant to this registration statement, these shareholders will be able to publicly resell the identified Emeritus shares without restriction. Certain of the AREA shareholders are selling an aggregate of 500,000 shares in this offering. Moreover, if one or more parties to the registration rights agreement exercise their rights with respect to the shares they own, additional shares may become eligible for public resale without restriction.

As of September 30, 2010, options for a total of 3,091,592 shares of common stock were outstanding under our equity incentive plans, of which options for a total of 1,541,328 shares were then exercisable. Of the shares exercisable, 1,043,756 shares were exercisable at a price in excess of our stock trading price at September 30, 2010. All of the shares issuable on exercise of such vested options are eligible for sale in the public market. If our executive officers, directors or significant shareholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline.

In addition, we may issue equity securities in the future, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Sales of a substantial number of shares of our common stock or other equity securities, including sales of shares in connection with any future acquisitions, could be substantially dilutive to our shareholders. These sales may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options, or warrants to purchase our common stock in the future and those stock appreciation rights, options, or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase a pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. Our certificate of incorporation provides that we have authority to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of September 30, 2010, 39,530,032 shares of common stock and no shares of preferred or other capital stock were issued and outstanding.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock may depend in part on any research and reports that securities or industry analysts publish about us or our business. We currently have limited research coverage by securities and industry analysts. Lack of research coverage could negatively impact the market for our common stock. In the event additional securities or industry analysts do initiate coverage of our company and one or more of these analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline.

We do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid any dividends on our common stock. We expect to retain any future earnings to finance the operation and expansion of our business. Future dividend payments will depend on our results of operations, financial condition, capital expenditure plans and other obligations and circumstances, and will be at the sole discretion of our board of directors. Some of our existing leases and lending arrangements contain provisions that restrict our ability to pay dividends, and we anticipate that the terms of future leases and debt financing arrangements may contain similar restrictions. Therefore, you should not anticipate receiving any cash dividends on our common stock in the foreseeable future.

Our issuance of preferred stock could adversely affect holders of our common stock.

Our board of directors is authorized to issue series of preferred stock without any action on the part of our holders of common stock. Our board of directors also has the power, without shareholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock the rights of holders of our common stock or the price of our common stock could be adversely affected.

Antitakeover provisions of Washington law, our restated articles of incorporation and our restated bylaws may prevent or delay an acquisition of us that shareholders may consider favorable or may prevent or delay attempts to replace or remove our board of directors.

Our restated articles of incorporation and restated bylaws contain provisions, such as the right of our directors to issue preferred stock from time to time with voting, economic and other rights superior to those of our common stock without the consent of our shareholders, and prohibitions on cumulative voting in the election of directors, all of which could make it more difficult for a third party to acquire us without the consent of our board of directors. In addition, our restated articles of incorporation provide for our board of directors to be divided into three classes serving staggered terms of three years each, permit removal of directors only for cause by the holders of not less than two-thirds of the shares entitled to elect the director whose removal is sought, and require two-thirds shareholder approval of certain matters, including business combination transactions not approved by our incumbent board and the amendment of our restated bylaws. Furthermore, our restated bylaws require advance notice of shareholder proposals and nominations and impose restrictions on the persons who may call special shareholder meetings. In addition, Chapter 23B.19 of the Washington Business Corporation Act prohibits certain business combinations between us and certain significant shareholders unless certain conditions are met. These provisions may have the effect of delaying or preventing a change of control of our company even if this change of control would benefit our shareholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectuses and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of those terms, or comparable terminology. Some of the forward-looking statements included in this prospectus supplement and the accompanying prospectuses and the documents incorporated by reference herein and therein relate to, among other things:

•	the effects of competition and economic conditions on the occupancy levels in our communities, including possible excess assisted living capacity;

•	our ability under current market conditions to maintain and increase our resident charges without adversely affecting occupancy levels;

•	our ability to minimize community operations expense, including our oversight of costs largely beyond our control (such as insurance and utility costs), without adversely affecting community revenues;

•	our ability to generate cash flow sufficient to service our debt and other fixed payment requirements;

•	our vulnerability to defaults as a result of noncompliance with various debt and lease covenants, including the effects of cross-default provisions;

•	our uncertainty related to competition, construction costs, licensing restrictions, environmental regulations, the overall economy, and other matters that affect acquisition, disposition, and development of assisted living communities;

•	our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations;

•	our uncertainty related to professional liability and workers’ compensation claims; and

•	the risks described in this prospectus supplement and the accompanying prospectuses.

Any or all of our forward-looking statements in this prospectus supplement and the accompanying prospectuses and the documents incorporated by reference herein and therein are subject to various risks and uncertainties and may turn out to be inaccurate. Please carefully review Item 1A—Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010 and the section entitled “Risk Factors” beginning on page S-10 of this prospectus supplement and beginning on page 11 of the accompanying prospectus dated January 22, 2008 and on page 2 of the accompanying prospectus dated June 18, 2010 for important factors that could cause our actual results to differ materially from the forward-looking statements included in this prospectus supplement and the accompanying prospectuses and presented elsewhere by our management from time to time. Incorrect assumptions we might make and known or unknown risks and uncertainties may affect the accuracy of our forward-looking statements. Forward-looking statements reflect our current expectations or forecasts of future events or results and are inherently uncertain, and accordingly, you should not place undue reliance on forward-looking statements.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised, however, to consult any further disclosures we make in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the shares of common stock we are offering will be approximately $65.3 million (approximately $76.5 million if the underwriter’s overallotment option is exercised in full) after deducting estimated offering expenses payable by us, based on an assumed public offering price of $19.36 (the last reported sale price of our common stock on November 5, 2010). A $1.00 increase or decrease in the assumed public offering price per share of $19.36 would increase or decrease the net proceeds to us from the offering by approximately $3.4 million, assuming the number of shares offered by us, as indicated on the cover page of this prospectus supplement, remains the same and after deducting the underwriting discount and estimated expenses of this offering.

We intend to use the proceeds that we receive from this offering:

•	to pay the $13 million cash portion of the purchase price of our recent acquisition of the Weston Rehabilitation Business, which is expected to close in early 2011;

•	to make an aggregate mandatory repayment of the $14.2 million outstanding principal of two loans owed to Ventas Realty, Limited Partnership, which respectively have outstanding principal amounts of $5.0 million and $9.2 million (as of September 30, 2010), bear interest at LIBOR plus 6.50% and at 8.25% per annum, and mature in September 2012 and December 2011; and

•	to finance facility developments, facility acquisitions and capital expenditures and for other general corporate purposes.

Until we use the net proceeds from this offering, they may be deposited in interest-bearing cash accounts or invested in short-term securities.

We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders.

PRICE RANGE OF COMMON STOCK

On September 17, 2008, we transferred the listing of Emeritus common stock from the American Stock Exchange (the “AMEX”) to the New York Stock Exchange (the “NYSE”). Emeritus common stock is traded on the NYSE under the symbol “ESC.” The following table sets forth, for the periods indicated, the high and low closing prices per share of our common stock as reported on the NYSE or the AMEX, as applicable.

	High	Low

Fiscal year ended December 31, 2008
First quarter	$25.52	$20.82
Second quarter	26.60	14.62
Third quarter	26.32	13.42
Fourth quarter	24.20	5.05
Fiscal year ended December 31, 2009
First quarter	11.27	4.88
Second quarter	14.71	6.37
Third quarter	23.03	11.46
Fourth quarter	24.54	15.64
Fiscal year ended December 31, 2010
First quarter	20.77	17.54
Second quarter	23.48	16.31
Third Quarter	18.40	14.89
Fourth Quarter (through November 5, 2010)	19.75	16.73

On November 5, 2010, the last sale price of our common stock as reported by the NYSE was $19.36. As of November 5, 2010, there were approximately 99 holders of record of our common stock.

For a description of our common stock, see “Description of Capital Stock—Common Stock” in the accompanying prospectus dated June 18, 2010.

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. We expect to retain any future earnings to finance the operation and expansion of our business. Future dividend payments will depend on our results of operations, financial condition, capital expenditure plans and other obligations and circumstances, and will be at the sole discretion of our board of directors. Some of our existing leases and lending arrangements contain provisions that restrict our ability to pay dividends, and we anticipate that the terms of future leases and debt financing arrangements may contain similar restrictions. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2010 (i) on an actual basis and (ii) as adjusted to give effect to our issuance and sale of 3,500,000 shares of our common stock offered at an assumed public offering price of $19.36 per share (the last reported sale price of our common stock on November 5, 2010), and the application, as described under the caption “Use of Proceeds,” of the estimated net proceeds of $65.3 million from the offering.

	September 30, 2010
	Actual	As Adjusted (1)
	(unaudited, in thousands except share amounts)

Cash and cash equivalents	$42,753	$80,851

Long-term debt, including current portion	$1,373,203	$1,364,043
Shareholders’ equity:
Preferred stock, par value $0.0001 per share, 20,000,000 shares authorized; no shares issued or outstanding, actual or as adjusted	—
Common stock, par value $0.0001 per share, 100,000,000 shares authorized; 39,530,032 shares issued and outstanding, actual; 43,030,032 shares issued and outstanding, as adjusted (2)	4	4
Additional paid-in capital	731,531	796,789
Accumulated other comprehensive income	930	930
Accumulated deficit	(456,184)	(456,184)

Total Emeritus Corporation shareholders’ equity	276,281	341,539

Total capitalization	$1,649,484	$1,705,582

(1)	Assumes no exercise of the underwriter’s option to purchase up to 600,000 additional shares of our common stock to cover overallotments. Calculated based on an assumed public offering price of $19.36 (the last reported sale price of our common stock on November 5, 2010), after deducting the underwriting discount and estimated expenses of this offering. Assuming the number of shares sold by us in the offering remains the same as set forth on the cover page of this prospectus supplement, a $1.00 increase or decrease in the assumed public offering price per share would increase or decrease, as applicable, our cash and cash equivalents, additional paid-in capital, shareholders’ equity and total capitalization by approximately $3.4 million.

(2)	The table above does not include:

•    3,091,592 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2010, under our Amended and Restated 1995 Stock Incentive Plan (which plan expired in September 2005), our 2006 Equity Incentive Plan, and our Amended and Restated Stock Option Plan for Non-Employee Directors, at a weighted average exercise price of $17.46 per share;

•    3,240,142 shares of common stock available for future issuance as of September 30, 2010, under our 2006 Equity Incentive Plan and Amended and Restated Stock Option Plan for Non-Employee Directors; and

• 346,379 shares of our common stock available for purchase as of September 30, 2010 under our Employee Stock Purchase Plan.

SELLING SHAREHOLDERS

The table below presents information regarding the selling shareholders and the shares that each such selling shareholder is offering under this prospectus supplement. Unless otherwise indicated, beneficial ownership is calculated based on 39,543,532 shares of our common stock outstanding as of November 5, 2010. The number of shares in the column “Shares of Common Stock Offered By This Prospectus Supplement” represents all of the shares that each selling shareholder is offering under this prospectus supplement. The column “Shares of Common Stock Beneficially Owned After Offering” reflects the beneficial ownership of each selling shareholder after giving effect to this offering.

Except as noted in this “Selling Shareholders” section or disclosed under the headings entitled “Board of Directors and Corporate Governance” and “Transactions with Related Persons” in our Proxy Statement on Schedule 14A, which is incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, no selling shareholder has had, within the past three years, any position, office or material relationship with us or any of our predecessors or affiliates.

The address of each selling shareholder is c/o AREA Property Partners LP, Two Manhattanville Road, Suite 203, Purchase, New York 10577.

			Shares of
			Common
	Shares of Common Stock		Stock Offered
	Beneficially Owned		by this	Shares of Common Stock
	Prior to Offering (1)		Prospectus	Beneficially Owned after Offering
Beneficial owner	Number	Percent	Supplement	Number	Percent

Apollo Real Estate Investment Fund III, L.P. (1)(2)	4,546,596	11.5%	250,000	4,296,596	10.0%
AP Summerville, LLC (1)(2)	983,788	2.5%	250,000	733,788	1.7%

(1)	Apollo Real Estate Advisors III, L.P. (“AREA III”) is the general partner of Apollo Real Estate Investment Fund III, L.P. (“AREIF III”), and Apollo Real Estate Capital Advisors III, Inc. (“ARECA III”) is the general partner of AREA III. Apollo Real Estate Management III, L.P. (“AREM III”) is the manager of AREIF III, and Apollo Real Estate Management III, Inc. (“AREM Inc.”) is the general partner of AREM III. AREIF III is the sole member of AP Summerville, LLC (“AP Summerville”). Kronus Property III, Inc. (“Kronus III”) is the manager of AP Summerville. William Mack, Lee Neibart, Stuart Koenig, Richard Mack and John Jacobsson are the directors and executive officers of ARECA III, AREM Inc. and Kronus III, and as such may be deemed to have voting and dispositive power over the shares of common stock of Emeritus held by AREIF III and AP Summerville. Each of Messrs. Mack, Neibart, Koenig, Mack and Jacobsson disclaims beneficial ownership of any shares of common stock of Emeritus owned of record or beneficially owned by any of AREIF III, AP Summerville, AREA III, ARECA III, AREM III, AREM Inc. or Kronus III, except to the extent of any pecuniary interest therein.

(2)	Mr. Stuart Koenig, an Emeritus director, is also a director and a Vice President of ARECA III, AREM Inc. and Kronus III.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholders and the underwriter, we and the selling shareholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us and the selling shareholders, 4,000,000 shares of our common stock.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.

We and the selling shareholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriter has advised us and the selling shareholders that the underwriter proposes initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $       per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling shareholders. The information assumes either no exercise or full exercise by the underwriter of its overallotment option.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling shareholders	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $300,000 and are payable by us and the selling shareholders.

Overallotment Option

We have granted an option to the underwriter, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 600,000 additional shares at the public offering price, less the underwriting discount. The underwriter may exercise this option solely to cover any overallotments.

No Sales of Similar Securities

We, our executive officers and directors and the selling shareholders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to the Company occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “ESC.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit the underwriter and selling group members from bidding for and purchasing our common stock. However, the underwriter may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriter may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s overallotment option described above. The underwriter may close out any covered short position by either exercising its overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriter in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, the underwriter or certain securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus supplement in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus supplement.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any securities which are the subject of the offering contemplated by this prospectus supplement (the “Shares”) may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by us or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of securities within the EEA should only do so in circumstances in which no obligation arises for us or the underwriter to produce a prospectus for such offer. Neither we nor the underwriter have authorized, nor do we or the underwriter authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriter which constitute the final offering of securities contemplated in this prospectus supplement.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer of securities contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and the underwriter that:

(A)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B)	in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive: (i) the securities acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the underwriter has been given to the offer or resale; or (ii) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are, “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the Shares does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The Shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The Shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document as well as any other material relating to the Shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters in connection with the offering of the common stock, including the validity of the shares of common stock being offered hereby, will be passed upon for us by Perkins Coie LLP, Seattle, Washington. Certain legal matters will be passed upon for the underwriter by Winston & Strawn LLP, New York, New York. Certain legal matters will be passed upon for the selling shareholders by Morgan, Lewis & Bockius LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Emeritus Corporation as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein and in the registration statements in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2009 financial statements refers to a change to the presentation of noncontrolling interests.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, registration statements and other information regarding registrants like Emeritus that file electronically with the SEC.

This prospectus supplement and the accompanying prospectuses are part of registration statements on Form S-3 (File Nos. 333-148400 and 333-167448) filed by us with the SEC under the Securities Act. This prospectus supplement and the accompanying prospectuses do not contain all of the information set forth in the registration statements. You can obtain a copy of the registration statements from the SEC as described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectuses, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement and the accompanying prospectuses. We incorporate by reference the documents listed below into this prospectus supplement and the accompanying prospectuses, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we close this offering. We hereby incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	Our Current Reports on Form 8-K filed with the SEC on April 2, 2010, May 18, 2010, May 19, 2010, May 24, 2010, August 6, 2010, September 20, 2010, October 19, 2010, October 25, 2010 and November 4, 2010, respectively; and

•	The description of our common stock as set forth in our registration statement on Form 8-A, filed with the SEC on September 15, 2008.

We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC, unless otherwise specified in such report.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our investor relations department at our principal offices at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, or at (206) 298-2909.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectuses is modified or superseded for purposes of the prospectus supplement and the accompanying prospectuses to the extent that a statement contained in this prospectus supplement and the accompanying prospectuses or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus supplement and the accompanying prospectuses.

PROSPECTUS

Emeritus Corporation

6,714,981 Shares Common Stock

This prospectus relates to the public offering of up to 6,714,981 shares of our common stock by the selling shareholders. Certain selling shareholders acquired the shares from us in September 2007 when we completed our acquisition of Summerville Senior Living, Inc. pursuant to an agreement and plan of merger dated as of March 29, 2007, between us, Summerville and other parties. The other selling shareholders acquired shares from us in June 2005 and March 2006 pursuant to the conversion of our Series B Convertible Preferred Stock and the exercise of warrants for our common stock.

We will not receive any of the proceeds from the sale of our common stock by the selling shareholders. We will pay the costs relating to the registration of the shares of common stock offered by this prospectus. The selling shareholders will be responsible for any brokerage commissions, discounts and similar expenses relating to the sale of the shares.

Our common stock is quoted on the American Stock Exchange under the symbol “ESC.” On January 18, 2008, the last sale price for our common stock as reported on the American Stock Exchange was $22.32 per share.

Investing in our securities involves risk. See the sections entitled “Forward-Looking Statements” and “Risk Factors” in this prospectus prior to investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 22, 2008.

i

EMERITUS CORPORATION

Emeritus was founded in 1993 and is one of the largest and most experienced national operators of assisted living and Alzheimer’s and related dementia residential communities. Our communities provide a residential housing alternative for senior citizens who need help with the activities of daily living, but do not require the constant skilled nursing services provided in skilled nursing facilities. As of September 30, 2007, we operated, or had an interest in, 288 assisted living communities, consisting of approximately 24,812 units with a capacity for 29,674 residents. Our facilities are located in 37 states and include 106 communities that we own, 147 communities that we lease, and 35 communities that we manage, including 25 in which we hold joint venture interests. As of September 30, 2007, our facilities were 87.9% occupied.

In addition to our traditional assisted living facilities, our portfolio of communities includes 178 communities consisting of approximately 3,909 units that offer Alzheimer’s and dementia care in a mix of both free-standing facilities and as part of our standard assisted living facilities. We believe the need for Alzheimer’s and dementia care will continue to increase in the future. Today, there are an estimated 24 million people in the world with some form of dementia and 4.6 million new cases are diagnosed each year. In addition, the number of Americans with Alzheimer’s disease has doubled since 1980. By 2050, the number of individuals in the United States with dementia is expected to increase from 4.5 million to above 11.3 million. Dementia care residents typically have declines in certain mental functions that prevent them from performing activities of daily living, such as dressing and feeding themselves.

Our portfolio of communities is highlighted by relatively new, high quality facilities that deliver a significant number of amenities to our residents and also allow us to operate efficiently. Of our 288 communities, 180 have been built or opened since January 1, 1996. In addition, we have significantly upgraded many of our older communities to enhance their appearance and made improvements to kitchens, nurse call systems, dining and recreation areas, landscaping and electronic systems, including data transmission.

We strive to provide a wide variety of supported living services in a professionally managed environment that allows our residents to maintain dignity and independence. Under our approach, seniors reside in a private or semi-private residential unit for a monthly fee based on each resident’s individual service needs. We believe our residential assisted living and Alzheimer’s and related dementia communities allow seniors to maintain a more independent lifestyle than is possible in the institutional environment of skilled nursing facilities, while also providing peace of mind knowing that staff is available should the need arise. In addition, we believe that our services, including assisting residents with activities of daily living, such as medication management, bathing, dressing, personal hygiene, and grooming, are attractive to seniors who are inadequately served by independent living facilities.

Our principal executive offices are located at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, and our telephone number is (206) 298-2909. Our website is http://www.emeritus.com. Information contained on our website does not constitute a part of this prospectus.

1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information of Emeritus Corporation for the nine months ended September 30, 2007, gives pro forma effect, as described below, to the following transactions, collectively the “pro forma adjustments”:

1. The acquisition of Summerville Senior Living, Inc. (“Summerville”) completed on September 1, 2007, which involved the merger of a wholly-owned subsidiary of Emeritus Corporation with Summerville, referred to as the “Summerville Acquisition.”

2. The issuance of 11,300,800 shares of common stock in a public offering completed in July and August 2007, referred to as the “Public Offering.”

3. Summerville’s acquisition of 2 communities with 219 units effective March 1, 2007. These transactions are collectively referred to as the “Summerville Transactions.”

4. Emeritus transactions consisting of (a) the acquisition of the 24 Fretus Investors LLC (“Fretus”) communities in February 2007 formerly operated by Emeritus under long-term leases; (b) the acquisition of the 12 Healthcare Realty Trust (“HRT”) communities in March 2007 formerly operated by Emeritus under long-term leases; (c) the acquisition of the seven Health Care Property Investors, Inc. (“HCPI”) communities in March 2007 formerly operated by Emeritus under long-term leases; and (d) the accelerated conversion of $16.12 million of 6.25% Convertible Subordinated Debentures into 732,725 shares of common stock in March 2007. All of these transactions are collectively referred to as the “Emeritus Transactions.”

5. Emeritus transactions consisting of (a) the acquisition of the 41 HCPI communities in August 2007, of which 33 were formerly operated by Emeritus and eight were formerly operated by Summerville under long-term leases; (b) the acquisition of three Health Care REIT, Inc. (“HC REIT”) communities in August 2007 formerly operated by Emeritus under long-term leases; and (c) the acquisition of nine Wegman/Manor, LLC (“Wegman”) communities in August 2007 formerly operated by Emeritus under long-term leases. All of these transactions are collectively referred to as the “Emeritus Q3 2007 Transactions.”

The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2007, gives effect to the Summerville Acquisition, the Public Offering, the Summerville Transactions, the Emeritus Transactions, and the Emeritus Q3 2007 Transactions, as if they had occurred on January 1, 2007.

The unaudited pro forma merger transaction adjustments and the resulting impact on the unaudited pro forma condensed consolidated statement of operations was prepared based on available information and certain assumptions and estimates described in the notes to the unaudited pro forma condensed consolidated financial information. The estimated purchase price related to Summerville has been allocated to the assets acquired and liabilities assumed based on management’s preliminary estimate of their respective fair values as of September 1, 2007, the date of acquisition. Any differences between the fair value of the consideration paid and the fair value of the assets acquired and liabilities assumed was recorded as goodwill. The amounts allocated to the acquired assets and assumed liabilities, and the assumed amortization expenses reflected in the unaudited pro forma condensed consolidated statement of operations, are based on these preliminary estimates. Accordingly, the pro forma purchase price allocation and related amortization is preliminary and is subject to revision based on a final determination of fair value. The preliminary allocation has been made solely for the purpose of providing the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2007.

The unaudited pro forma condensed consolidated financial statements do not purport to represent what our results of operations would have been had the Summerville Acquisition, the Public Offering, the Summerville Transactions, the Emeritus Transactions, and the Emeritus Q3 2007 Transactions occurred on the date indicated, or to project our results of operations for any future period. Furthermore, the unaudited pro forma condensed consolidated statement of operations does not reflect changes which may occur as a result of activities after the Summerville Acquisition closed on September 1, 2007. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with Summerville’s consolidated financial statements and related notes as of December 31, 2006, and for each of the years in the three year period ended December 31, 2006, filed as exhibits to our current report on Form 8-K on June 12, 2007, and our consolidated financial statements filed with the SEC in our annual report on Form 10-K for the year ended December 31, 2006, and our quarterly report on Form 10-Q for the nine months ended September 30, 2007.

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2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2007

							Emeritus and
		Emeritus	Summerville	Summerville	Merger	Public	Summerville
	Emeritus	Pro Forma	Eight Months	Pro Forma	Transaction	Offering	Pro Forma
	As Reported	Transactions	8/31/2007	Transactions	Adjustments	Adjustments	Consolidated
	(Condensed)	Note 5	Note 6	Note 4	Note 6	Note 3	(Condensed)
	(In thousands)

Revenues:
Community revenues	$355,991	$—	$187,814	$1,689	$—	$—	$545,494
Management fees	3,221	—	—	—	—	$—	3,221

Total revenues	359,212	—	187,814	1,689	—	—	548,715

Operating Expenses:
Community operations	229,225	—	124,116	1,094	64	—	354,499
General and administrative	34,335	—	15,263	—	—	—	49,598
Depreciation and amortization	49,545	8,208	9,092	—	21,804	—	88,649
Facility lease expense	30,139	(20,606)	28,791	224	27,005	—	65,553

Total operating expenses	343,244	(12,398)	177,262	1,318	48,873	—	558,299

Operating income (loss) from continuing operations	15,968	12,398	10,552	371	(48,873)	—	(9,584)

Other Income (Expense):
Interest income	3,816	—	438	—	—	—	4,254
Interest expense, debt and other	(21,097)	(19,868)	(13,743)	—	12,086	3,838	(38,784)
Interest expense, capital leases	(28,122)	5,720	(20,020)	—	16,262	—	(26,160)
Other, net	6,568	1,318	1,585	—	—	—	9,471

Total other income (expense)	(38,835)	(12,830)	(31,740)	—	28,348	3,838	(51,219)

Income (loss) from continuing operations before taxes	(22,867)	(432)	(21,188)	371	(20,525)	3,838	(60,803)
Income tax (expense) benefit	(30)	—	(10)	—	—	—	(40)

Income loss from continuing operations	$(22,897)	$(432)	$(21,198)	$371	$(20,525)	$3,838	$(60,843)

Basic and diluted earnings per share	$(0.99)						$(1.57)

Basic and diluted weighted common shares outstanding	23,165	177			7,680	7,663	38,685

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

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NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1.	Basis of Pro Forma Presentation

On March 29, 2007, Emeritus Corporation (the “Company”) announced that it entered into a definitive agreement whereby the Company would acquire all of the outstanding stock of Summerville Senior Living, Inc. (“Summerville”). The transaction was completed effective September 1, 2007. The Company issued 8,392,656 shares of the Company’s unregistered common stock in the transaction, a portion of which was issued in satisfaction of certain indebtedness to Summerville’s controlling shareholders, a portion to satisfy certain obligations under incentive compensation arrangements to senior management of Summerville who joined the Company as a result of the merger, and the balance to the shareholders of Summerville (the “Summerville Acquisition”). After the merger, the former Summerville shareholders held approximately 20.2% of the Company’s common stock on a fully diluted basis.

2.	Preliminary Summerville Purchase Price

The estimated purchase price of the Summerville Acquisition as of September 1, 2007, the date of the closing, is as follows (in thousands). The 8,392,656 shares of common stock issued in the transaction were valued at an estimated price of $32.57 per share based on the average trading price over a five-day period, including two days before and two days after the public announcement of the merger on March 29, 2007.

Common stock	$273,349
Cash, including transaction costs	4,471

Total	$277,820

Under the purchase method of accounting, the total estimated purchase price as shown in the table above was allocated to Summerville’s net tangible and intangible assets based on their estimated fair values as of the closing date of the transaction. Any excess of the purchase price over the estimated fair value of the net tangible and intangible assets was recorded as goodwill.

Based upon the estimated purchase price and assumptions regarding valuation of acquired assets and assumed liabilities, the preliminary purchase price allocation, is as follows (in thousands):

Net working capital deficit	$(20,481)

Property and equipment	17,058
Assets under capital leases	70,474

Total property and equipment	87,532

Below market rents	100,573
Above market rents	(15,886)
In-place resident contracts	63,851
Lease purchase options	45,022
Trademarks and licenses	5,900
Goodwill	74,297

Total net intangibles	273,757

Other long-term assets	17,344

Long-term debt	(24,533)
Capital lease obligations	(55,007)

Total long-term debt	(79,540)

Other long-term liabilities	(792)

Total	$277,820

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NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

The depreciation and amortization related to the fair value allocations are reflected as pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2007.

The preliminary purchase price allocation for the Summerville Acquisition is subject to revision as a more detailed analysis is completed, and as additional information on the fair values of Summerville’s assets and liabilities becomes available. Goodwill will not be amortized and will be tested for impairment on an annual basis, or whenever events or circumstances occur indicating that the goodwill may be impaired. Any change in the fair value of the assets or liabilities of Summerville will change the amount of the purchase price allocation. The final purchase price allocation may differ from the allocation presented here.

3.	Public Offering

On July 3, 2007, the Company closed the public offering of 11,000,000 shares of common stock, of which 10,500,000 shares were sold by the Company and 500,000 shares were sold by certain selling shareholders. The Company received net proceeds of $305.4 million after issuance costs.

On July 27, 2007, the Company received notice from the underwriters of the public offering discussed in the previous paragraph that they had elected to exercise, in part, the over-allotment option specified in the Underwriting Agreement. As a result, the Company sold an additional 800,800 shares of common stock in the offering. The exercise of the over-allotment option closed on August 2, 2007, and the Company received net proceeds of $23.2 million after issuance costs, for total net proceeds of $328.6 million from the Public Offering.

The unaudited pro forma condensed consolidated statement of operations for the nine-months ended September 30, 2007 is adjusted to give pro forma effect of the Public Offering and the use of proceeds as if it had occurred as of January 1, 2007. The use of proceeds as presented herein is as follows (in thousands):

Total net proceeds	$328,588
Pay off long-term debt, including prepayment fees	(62,306)
Funding of Emeritus Q3 2007 Transactions	(233,597)

Balance of net proceeds	$32,685

The $32.7 million remaining balance of the net proceeds from the Public Offering will be used to retire long-term debt due in March 2008 in the amount of $21.4 million, with the balance available for general corporate purposes. The retirement of the long-term debt due in March 2008 is not reflected in the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2007.

A portion of the proceeds were used to retire long-term debt in the amount of $62.1 million at a weighted average interest rate of approximately 9.4%, resulting in a pro forma reduction in interest expense of $3.8 million for the nine months ended September 30, 2007.

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NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

4.	Summerville Transactions

The unaudited pro forma Summerville Transactions include historical results and related pro forma adjustments for the nine months ended September 30, 2007, to include communities acquired by Summerville as if the acquisitions had occurred on January 1, 2007, as discussed below:

SUMMERVILLE TRANSACTIONS
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2007
(In thousands)

Summerville
2007 Pro Forma(a)

Revenues:
Community revenues	$1,689

Total revenues	1,689

Operating Expenses:
Community operations	1,094
Facility lease expense	224

Total operating expenses	1,318

Operating income from continuing operations	$371

The pro forma adjustments for the period presented were derived from the pre-acquisition unaudited financial statements of these communities, adjusted for revised property-related costs based on underlying lease agreements assumed by or entered into by Summerville as part of the transactions. These pro forma adjustments do not reflect depreciation or amortization expenses, or the impact of lease accounting treatments. Those adjustments were incorporated into the Merger Transaction Adjustments described in Note 6 to the Unaudited Pro Forma Condensed Consolidated Statement of Operations.

(a)	In March 2007, Summerville acquired two communities with 219 units under long-term leases. The adjustments to the unaudited pro forma statement of operations reflect the unaudited pre-acquisition historical results of operations of these two communities for the two-month period ended February 28, 2007.

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NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

5.	Emeritus Transactions

The unaudited pro forma Emeritus Transactions include historical results and related pro forma adjustments for the nine months ended September 30, 2007, to include acquired property and the conversion of debt by Emeritus as if the transactions had occurred on January 1, 2007:

EMERITUS TRANSACTIONS
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2007
(In thousands)

				Emeritus
	Debenture	Q1 2007	Q3 2007	2007
	Conversion(a)	Acquisitions(b)	Acquisitions(c)	Pro Forma

Operating expenses:
Depreciation and amortization	$—	$(542)	$8,750	$8,208
Facility lease expense	—	(2,936)	(17,670)	(20,606)

Total operating expenses	—	(3,478)	(8,920)	(12,398)

Operating income (loss) from continuing operations	—	3,478	8,920	12,398

Other income (expense):
Interest expense, debt and other	182	(3,766)	(16,284)	(19,868)
Interest expense, capital and financing leases	—	459	5,261	5,720
Other, net	1,329	—	(11)	1,318

Total other income (expense)	1,511	(3,307)	(11,034)	(12,830)

Income (loss) from continuing operations before taxes	$1,511	$171	$(2,114)	$(432)

The acquisition and investment pro forma adjustments were derived from pre-acquisition unaudited financial statements for these properties, adjusted for revised property-related costs based on the various underlying agreements entered into by Emeritus as part of the transactions, or in the case of the debenture conversion, from the terms of the debenture conversion agreement.

(a)	$16.12 million face amount of the Company’s convertible debentures were converted into 732,725 shares of common stock effective March 8, 2007. Interest was paid on these debentures through the maturity date of July 1, 2008, as an incentive for early conversion. The adjustment to the unaudited pro forma statement of operations for the nine months ended September 30, 2007, reflects the conversion as if it happened on January 1, 2007. The weighed average shares outstanding was adjusted for the nine months ended September 30, 2007, to reflect the issuance of these shares as if they were outstanding from the beginning of the year.

(b)	The first quarter 2007 acquisitions include the following:

(1)	The Fretus communities were operated by Emeritus under long-term leases prior to the acquisition on February 28, 2007. The adjustment to the unaudited pro forma statement of operations for the nine months ended September 30, 2007, reflect the unaudited results of the 24 Fretus communities as if the Company had owned them since January 1, 2007.

(2)	The HRT communities were operated by Emeritus under long-term leases prior to the acquisition on March 15, 2007. The adjustment to the unaudited pro forma statement of operations for the nine months ended September 30, 2007, reflect the unaudited results of the 12 HRT communities as if the Company had owned them since January 1, 2007.

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NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

(3)	The HCPI communities were operated by Emeritus under long-term leases prior to the acquisition on March 26, 2007. The adjustment to the unaudited pro forma statement of operations for the nine months ended September 30, 2007, reflect the unaudited results of the seven HCPI communities as if the Company had owned them since January 1, 2007.

(c)	The third quarter 2007 acquisitions include the following:

(1)	The HC REIT communities were operated by Emeritus under long-term leases prior to the acquisition on August 6, 2007. The adjustment to the unaudited pro forma statement of operations for the nine months ended September 30, 2007, reflect the unaudited results of the three HC REIT communities as if the Company had owned them since January 1, 2007.

(2)	The HCPI communities were operated by Emeritus under long-term leases prior to the acquisition on August 15, 2007. The adjustment to the unaudited pro forma statement of operations for the nine months ended September 30, 2007, reflect the unaudited results of the 41 HCPI communities as if the Company had owned them since the January 1, 2007.

(3)	The Wegman communities were operated by Emeritus under long-term leases prior to the acquisition on August 31, 2007. The adjustment to the unaudited pro forma statement of operations for the nine months ended September 30, 2007, reflect the unaudited results of the nine Wegman communities as if the Company had owned them since January 1, 2007.

The Emeritus Transactions included 43 communities formerly operated by the Company under long-term leases. The total gross purchase price, including transaction costs, was approximately $272.6 million, all of which was allocated to property and equipment. Several of these leased communities were formerly accounted for as capital or financing leases with a net book value of approximately $17.3 million as of the acquisition date. In addition, upon termination of the leases, approximately $3.5 million was offset against the purchase price relating to gains from termination of the capital and financing leases, resulting in a net change in property and equipment of $251.8 million.

The Emeritus Q3 2007 Transactions included 53 communities formerly operated by the Company under long-term leases. The total gross purchase price, including transaction costs, was approximately $618.9 million, of which $618.0 million was allocated to property and equipment and $911,000 to intangible assets. Several of these leased communities were formerly accounted for as capital or financing leases with a net book value of approximately $75.0 million as of the acquisition date. In addition, upon termination of the leases, approximately $32.6 was offset against the purchase price relating to gains from termination of the capital and financing leases, deferred rents from straight-line lease expense on operating leases, and lease acquisitions costs associated with the terminated leases, resulting in a net change in property and equipment of $510.4 million.

6.	Merger Transaction Adjustments

Pro forma merger adjustments are necessary to reflect the allocation of the estimated purchase price to Summerville’s assets and liabilities based on a preliminary estimate of their fair values, to record the effect of lease accounting treatments as of the merger date, and to reflect any other transaction adjustments directly related to the transaction.

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NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

The accompanying unaudited pro forma transaction adjustments reflected in the unaudited pro forma condensed consolidated statement of operations of Summerville for the eight-month period prior ended August 31, 2007 prior to the September 1, 2007 merger are as follows:

MERGER TRANSACTIONS ADJUSTMENTS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Eight Months Ended August 31, 2007
(In thousands)

	Summerville
	Unaudited
	Eight Months						Summerville
	Ended					Total	Pro Forma
	August 31,	Transaction		Lease	Purchase	Transaction	August 31,
	2007	Adjustments(a)		Accounting(b)	Accounting(c)	Adjustments	2007

Revenues:
Community revenues	$187,814	$—		$—	$—	$—	$187,814
Management fees	—	—		—	—	—	—

Total revenues	187,814	—		—	—	—	187,814

Operating expenses:
Community operations	124,116	—		—	64	64	124,180
General and administrative	15,263	—		—	—	—	15,263
Depreciation and amortization	9,092	(9,092	)(1)(2)	2,432	28,464	21,804	30,896
Facility lease expense	28,791	18,271	(1)(2)	1,854	6,880	27,005	55,796

Total operating expenses	177,262	9,179		4,286	35,408	48,873	226,135

Operating income (loss) from continuing operations	10,552	(9,179)		(4,286)	(35,408)	(48,873)	(38,321)

Other income (expense):
Interest income	438	—		—	—	—	438
Interest expense, debt and other	(13,743)	12,230	(3)	—	(144)	12,086	(1,657)
Interest expense, capital and financing lease obligations	(20,020)	20,020	(1)(2)	(3,758)	—	16,262	(3,758)
Other, net	1,585	—		—	—	—	1,585

Total other income (expense), net	(31,740)	32,250		(3,758)	(144)	28,348	(3,392)

Income (loss) from continuing operations before taxes	(21,188)	23,071		(8,044)	(35,552)	(20,525)	(41,713)
Income tax (expense) benefit	(10)	—		—	—	—	(10)

Income (loss) from continuing operations	$(21,198)	$23,071		$(8,044)	$(35,552)	$(20,525)	$(41,723)

(a)	These pro forma adjustments reflect the related impact to the statement of operations from the elimination of those assets and liabilities that will not be carried forward into the combined organization, or that will be restated at fair value as of the date of the merger, as follows:

(1)	The assets and liabilities related to sale-leaseback transactions entered into by Summerville prior to the merger, which were accounted for as refinancing transactions by Summerville, and property and equipment are eliminated.

(2)	The assets and liabilities related to leases accounted for as capital leases by Summerville, as well as deferred rent on operating leases recorded as the result of straight-line rent accounting, are eliminated.

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NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

(3)	Long-term debt payable to certain funds affiliated with Apollo Real Estate Advisors, which owned a significant majority of Summerville’s capital stock, were satisfied through the issuance of Emeritus common stock in the merger transaction and the related interest expense is eliminated.

(b)	These pro forma adjustments estimate the fair value of capital lease assets acquired and liabilities assumed as of the merger date, and the related adjustments for facility lease expense, depreciation and amortization expense, and interest expense for the eight months ended August 31, 2007.

(c)	These pro forma adjustments reflect the impact of the issuance of 8,392,656 shares of Emeritus common stock valued at $273.3 million, cash payments of $2.9 million, related transaction costs of $1.6 million incurred in the merger transaction, the preliminary allocation of the purchase price to the identifiable tangible and intangible net assets (exclusive of capital leases allocated in (b) above), and the related unaudited impact on the statements of operations for the period presented. See Note 2 for detail of the preliminary purchase price allocation.

Depreciation and amortization on the purchase price allocation to record the Summerville assets at fair value is calculated using the straight-line method over estimated useful lives and is summarized as follows (in thousands):

				Eight Months
	Summerville			August 31,
	Fair Value	Estimated Life		2007

Leasehold improvements	$11,354	9.7 years	(y)	$784
Capital lease assets	70,474	19.3 years	(y)	2,432
Furniture, fixtures and equipment	3,814	4.8 years	(y)	528
Goodwill	74,297	N/A		—
Lease intangibles(z)	63,851	19 months	(z)	26,888
Purchase options(v)	45,022	N/A		—
Above/below market rents, net(w)	84,687	8.2 years	(y)	6,880
Trademarks and licenses(x)	5,900	11.9 years	(y)	264

	$359,399			$37,776	(u)

(u)	Comprised of $30.9 million of depreciation and amortization and $6.9 million in facility lease expense adjustments for the eight months ended August 31, 2007.

(v)	Represents the estimated fair value of purchase options contained in the Summerville leases.

(w)	Represents the net estimated fair value of favorable lease rates of $100.6 million, offset by estimated unfavorable lease rates of $15.9 million contained in the Summerville leases, amortized over the remaining term of the respective leases.

(x)	Reflects estimated fair value of Summerville trademarks of $4.7 million and operating licenses of $1.2 million. The operating licenses are amortized over the 12 years as a component of operating expenses.

(y)	Represents the weighted average remaining useful life or lease term for each asset category.

(z)	The lease intangibles represent the estimated fair value of in-place tenant leases with an estimated life of 19 months based on Summerville’s average resident length of stay.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below with all of the other information that is included in this prospectus and the documents incorporated herein by reference. The risks and uncertainties described below are not the only risks and uncertainties we face, however. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of these risks or uncertainties actually occurs, our business and our financial condition and results of operations may be materially harmed. In this event, the market price of our common stock could decline and you could lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS AND OUR INDUSTRY

We have incurred losses since we began doing business, except for 2005, and may continue to incur losses for the foreseeable future.

We organized and began operations in July 1993 and have operated at a loss since we began doing business, except for 2005. For 2006, 2005, and 2004, we recorded, before preferred dividends, a loss of $14.6 million, income of $12.3 million, and a loss of $40.5 million, respectively. Our net income in 2005 included a gain on the sale of our investment in Alterra Healthcare Corporation of $55.4 million. Without this gain, we would have incurred a loss in 2005. For the nine month period ended September 30, 2007, we incurred a loss of $22.9 million. We believe that the historically aggressive growth of our portfolio through acquisitions and developments and related financing activities, as well as our inability (along with much of the assisted living industry) to increase occupancy rates at our communities, were among the causes of these losses. To date, at many of our communities we have generally been able to stabilize occupancy and rate structures to levels that have resulted in positive cash flow from operations, but not earnings. Our ongoing operations may not become profitable in line with our current expectations or may not become profitable at all.

We may not be able to successfully integrate our acquisition of Summerville Senior Living, Inc. or realize the potential benefits of the acquisition, which could cause our business to suffer.

On September 1, 2007, we completed our acquisition of Summerville Senior Living, Inc., or Summerville, pursuant to an agreement and plan of merger dated as of March 29, 2007. We may not be able to successfully combine the operations of Summerville with our operations and we may never realize the potential benefits of the acquisition. The integration of Summerville with our operations will also require significant attention from management and may impose substantial demands on our operational and financial resources, possibly reducing management’s ability to focus on other operations or other projects. Any delays or increased costs of combining the companies could adversely affect our operations, financial results, and liquidity.

If we cannot generate sufficient cash flow to cover required interest, principal, and lease payments, we risk defaults on our debt agreements and leases.

As of September 30, 2007, we had total debt of $722.4 million, with minimum annual principal payments of approximately $44.2 million and were obligated under both long-term operating and capital leases requiring minimum annual cash lease payments of $118.4 million. In addition, we will have approximately $90.0 million (including $10.5 million principal amount of 6.25% convertible subordinated debentures due July 1, 2008) and $28.4 million in principal amount of debt repayment obligations that become due in 2008 and 2009, respectively. If we are unable to generate sufficient cash flow to make such payments as required and are unable to renegotiate payments or obtain additional equity or debt financing, a lender could foreclose on our communities that secure the respective indebtedness or, in the case of a lease, could terminate our lease, resulting in loss of income and asset value. In some cases, our indebtedness is secured by a particular community and a pledge of our interests in a subsidiary entity that owns that community. In the event of a default, a lender could avoid judicial procedures required to foreclose on real property by foreclosing on our pledge instead, thus accelerating its acquisition of that community. Furthermore, because of cross-default and cross-collateralization provisions in certain of our mortgage and sale-leaseback agreements, if we default on one of our payment obligations, we could adversely affect a significant number of our communities.

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Because we are highly leveraged, we may not be able to respond to changing business and economic conditions or continue with selected acquisitions.

A substantial portion of our future cash flow will be devoted to debt service and lease payments. In the past, we have frequently been dependent on third party financing and disposition of assets to fund these obligations in full and we may be required to do so in the future. In addition, we are periodically required to refinance these obligations as they mature. As a consequence of acquisitions of communities, we have substantially increased our leverage since 2004. Our long-term debt increased from $54.7 million as of December 31, 2004, to $722.4 million as of September 30, 2007, and our obligations under long-term operating and capital leases increased from $951.4 million as of December 31, 2004, to $1,467.5 million as of September 30, 2007. These circumstances could reduce our flexibility and ability to respond to our business needs, including changing business and financial conditions such as increasing interest rates and opportunities to expand our business through selected acquisitions.

We may be unable to increase or stabilize our occupancy rates at levels that would result in positive earnings.

In previous years, we have been unable to increase our occupancy to levels that would result in net income on a sustained basis. Our historical losses have resulted, in part, from occupancy levels that were lower than anticipated when we acquired or developed our communities. While our occupancy levels have increased each year since 2004, during the three years prior to that, occupancy levels declined, excluding the effects of acquired communities. Our occupancy levels may not continue to increase and may never reach levels necessary to achieve net income.

We may not find additional funding through public or private financing on acceptable terms.

We may not find adequate equity, debt, or sale-leaseback financing when we need it or on terms acceptable to us. This could affect our ability to finance our operations or refinance our properties to avoid the consequences of default and foreclosure under our existing financing as described elsewhere.

If we fail to comply with financial covenants contained in our debt instruments, our lenders may accelerate the related debt.

From time to time, we have failed to comply with certain covenants in our financing and lease agreements relating generally to matters such as cash flow, debt and lease coverage ratios, and certain other performance standards. Currently, we do not comply with certain covenants relating to portfolio and facility-level cash flow to base rent coverage ratios under certain leases with one of our significant lessors, for which we have obtained waivers until October 2008. In the future, we may be unable to comply with these or other covenants. If we fail to comply with any of these requirements and are not able to obtain waivers, our lenders could accelerate the related indebtedness so that it becomes due and payable prior to its stated due date. We may be unable to pay or refinance this debt if it becomes due.

We self-insure many of the liabilities we face.

In recent years, participants in the long-term-care industry have faced an increasing number of lawsuits alleging negligence, malpractice, or other related legal theories. Many of these suits involve large claims and significant legal costs. We expect we will occasionally face such suits because of the nature of our business. We are responsible for the full loss of any professional liability claims. We also carry conventional commercial general liability insurance. Claims against us, regardless of their merit or eventual outcome, may also undermine our ability to attract residents or expand our business and would require management to devote time to matters unrelated to the operation of our business. Except on a very limited basis, we currently do not carry professional liability insurance and although we review our liability insurance annually, we may not be able to obtain third party liability insurance coverage in the future or, if available, on acceptable terms. During the past several years, retained losses relating to high self-insured retention and annual premiums have increased significantly, which have substantially compounded our costs associated with insurance and claims defense.

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We face risks associated with selective acquisitions.

We intend to continue to seek selective acquisition opportunities. However, we may not succeed in identifying any future acquisition opportunities or completing any identified acquisitions. The acquisition of communities presents a number of risks. Existing communities available for acquisition may frequently serve or target different market segments than those we presently serve. It may be necessary in these cases to reposition and renovate acquired communities or turn over the existing resident population to achieve a resident care level and income profile that is consistent with our objectives. In the past, these obstacles have delayed the achievement of acceptable occupancy levels and increased operating and capital expenditures. As a consequence, we currently plan to target assisted living communities with established operations, which could reduce the number of acquisitions we can complete and increase the expected cost. Even in these acquisitions, however, we may need to make staff and operating management personnel changes to successfully integrate acquired communities into our existing operations. We may not succeed in repositioning acquired communities or in effecting any necessary operational or structural changes and improvements on a timely basis. We also may face unforeseen liabilities attributable to the prior operator of the acquired communities, against whom we may have little or no recourse.

We expect competition in our industry to continue, which could cause our occupancy rates and resident fees to decline.

The long-term care industry is highly competitive, and given the relatively low barriers to entry and continuing health care cost containment pressures, we expect that our industry will become increasingly competitive in the future. We believe that the industry is experiencing over-capacity in several of our markets, thereby intensifying competition and adversely affecting occupancy levels and pricing. We compete with other companies providing assisted living services as well as numerous other companies providing similar service and care alternatives, such as home healthcare agencies, independent living facilities, retirement communities, and skilled nursing facilities. We expect that competition from new market entrants will increase as assisted living residences receive increased market awareness and more states decide to include assisted living services in their Medicaid programs. Many of these competitors may have substantially greater financial resources than we do. Increased competition may limit our ability to attract or retain residents or maintain our existing rate structures. This could lead to lower occupancy rates or lower rate structures in our communities.

If development of new assisted living facilities outpaces demand, we may experience decreased occupancy, depressed margins, and diminished operating results.

We believe that some assisted living markets have become or are on the verge of becoming overbuilt. The barriers to entry in the assisted living industry are not substantial. Consequently, the development of new assisted living facilities could outpace demand. Overbuilding in the markets in which we operate could thus cause us to experience decreased occupancy and depressed margins and could otherwise adversely affect our operating results.

Market forces could undermine our efforts to attract seniors with sufficient resources.

We rely on the ability of our residents to pay our fees from their own or family financial resources. Generally, only seniors with income or assets meeting or exceeding the comparable median in the region where our assisted living communities are located can afford our fees. Inflation or other circumstances may undermine the ability of seniors to pay for our services. If we encounter difficulty in attracting seniors with adequate resources to pay for our services, our occupancy rates may decline.

Our labor costs may increase and may not be matched by corresponding increases in rates we charge to our residents.

We compete with other providers of assisted living services and long-term care in attracting and retaining qualified and skilled personnel. We depend on our ability to attract and retain management personnel responsible for the day-to-day operations of each of our communities. If we are unable to attract or retain qualified community management personnel, our results of operations may suffer. In addition, possible shortages of nurses or trained personnel may require us to enhance our wage and benefits packages to compete in the hiring and retention of

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personnel. We also depend on the available labor pool of semi-skilled and unskilled employees in each of the markets in which we operate. As a result of these and other factors, our labor costs may increase and may not be matched by corresponding increases in rates we charge to our residents.

Some of our facilities generate infectious medical waste due to the illness or physical condition of the residents, including, for example, blood-soaked bandages, swabs, and other medical waste products, and incontinence products of those residents diagnosed with an infectious disease.

The management of infectious medical waste, including handling, storage, transportation, treatment, and disposal, is subject to regulation under various laws, including federal and state environmental laws. These environmental laws set forth the management requirements, as well as permit, record-keeping, notice, and reporting obligations. Each of our facilities has an agreement with a waste management company for the proper disposal of all infectious medical waste. Any finding that we are not in compliance with these environmental laws could adversely affect our business and financial condition. While we are not aware of any non-compliance with environmental laws related to infectious medical waste at any of our properties, these environmental laws are amended from time to time and we cannot predict when and to what extent liability may arise. In addition, because these environmental laws vary from state to state, expansion of our operations to states where we do not currently operate may subject us to additional restrictions on the manner in which we operate our facilities.

Our co-chief executive officer, Daniel R. Baty, has personal interests that may conflict with ours due to his interest in Columbia-Pacific Group, Inc.

Mr. Baty is the principal owner of Columbia-Pacific Group, Inc., a private company engaged in the development and operation of senior housing, assisted living communities, and hospitals in Asia and India. Columbia-Pacific and affiliated partnerships also own assisted living communities, Alzheimer’s and dementia care facilities, and independent living facilities in the United States, some of which we manage under various management agreements. These financial interests and management and financing responsibilities of Mr. Baty with respect to Columbia-Pacific and their affiliated partnerships could present conflicts of interest with us, including potential competition for residents in markets where both companies operate and competing demands for the time and efforts of Mr. Baty.

Some of our recent transactions and the operations of certain communities that we manage are supported financially by Mr. Baty with limited guarantees and through his direct and indirect ownership of such communities; we would be unable to benefit from these transactions and managed communities without this support.

We currently manage seven communities owned by entities controlled by Mr. Baty. Mr. Baty was also the guarantor of a portion of our obligations under a 24-community lease with an entity in which Mr. Baty has an ownership interest. We acquired these properties in February 2007 in a transaction in which the entity affiliated with Mr. Baty provided us with financing in the amount of $18 million for two years, which was paid off in July 2007. In 2004, he personally guaranteed $3 million of our obligations under a long-term lease with Health Care Property Investors, Inc., an independent REIT, which terminated with the purchase of these communities in August, 2007. Also in 2004, Mr. Baty guaranteed our obligations under a long-term lease relating to 18 communities. As part of this arrangement, which continues to be in effect, he shares in 50% of the cash flow, and is responsible for 50% of the cash deficiency, for these communities. We believe that we would have been unable to take advantage of these transactions and management opportunities without Mr. Baty’s individual and financial support. The ongoing administration of these transactions, however, could be adversely affected by these continuing relationships because our interests and those of Mr. Baty may not be congruent at all times. In addition, we cannot guarantee that such support will be available in the future.

We may be unable to attract and retain key management personnel.

We depend upon, and will continue to depend upon, the services of Mr. Baty. The loss of Mr. Baty’s services, in part or in whole, could adversely affect our business and our results of operations. Mr. Baty has financial interests and management responsibilities with respect to Columbia-Pacific and its related partnerships that require a

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considerable amount of Mr. Baty’s time. As a result, he does not devote his full time and efforts to Emeritus. We also may be unable to attract and retain other qualified executive personnel critical to the success of our business.

Our costs of compliance with government regulations may significantly increase in the future.

Federal, state, and local authorities heavily regulate the healthcare industry. Regulations change frequently, and sometimes require us to make expensive changes in our operations. A number of legislative and regulatory initiatives relating to long-term care are proposed or under study at both the federal and state levels that, if enacted or adopted, could adversely affect our business and operating results. We cannot predict to what extent legislative or regulatory initiatives will be enacted or adopted or what effect any initiative would have on our business and operating results. Changes in applicable laws and new interpretations of existing laws can significantly affect our operations, as well as our revenues, particularly those from governmental sources, and our expenses. Our residential communities are subject to varying degrees of regulation and licensing by local and state health and social service agencies and other regulatory authorities. Federal, state, and local governments occasionally conduct unannounced investigations, audits, and reviews to determine whether violations of applicable rules and regulations exist. Devoting management and staff time and legal resources to such investigations, as well as any material violation by us that is discovered in any such investigation, audit, or review, could strain our resources and affect our profitability. In addition, regulatory oversight of construction efforts associated with refurbishment could cause us to lose residents and disrupt community operations. While these regulations and licensing requirements often vary significantly from state to state, they typically address:

•	state and local laws impacting licensure;

•	consumer protection against deceptive practices;

•	laws affecting the management of property and equipment, including living accommodations such as room size, number of bathrooms, ventilation, furnishing of resident units, and other physical plant specifications;

•	laws affecting how we otherwise conduct our operations, such as staff training; personnel education; records management; admission and discharge criteria; documentation and reporting requirements; privacy laws, as well as fire, health, and safety laws and regulations;

•	federal and state laws designed to protect Medicare and Medicaid, which mandate and define allowable costs, pricing, quality of services, quality of care, food service, resident rights (including abuse and neglect) and responsibilities, and fraud; and

•	federal and state residents’ rights statutes and regulations; Anti-Kickback and physicians referral (Stark) laws; and safety and health standards set by the Occupational Safety and Health Administration.

We may be unable to satisfy all regulations and requirements or to acquire and maintain any required licenses on a cost-effective basis.

We are also subject to federal and state regulations regarding government funded public assistance that prohibit certain business practices and relationships.

Because we accept residents who receive financial assistance from governmental sources for their assisted living services, we are subject to federal and state regulations that prohibit certain business practices and relationships. Failure to comply with these regulations could prevent reimbursement for our healthcare services under Medicaid or similar state reimbursement programs. Our failure to comply with such regulations also could result in fines and the suspension or inability to renew our operating licenses. Acceptance of federal or state funds could subject us to potential false claims actions or whistleblower claims.

We also cannot predict the effect of the healthcare industry trend toward managed care on the assisted living marketplace.

Managed care, an arrangement whereby service and care providers agree to sell specifically defined services to public or private payers in an effort to achieve more efficiency with respect to utilization and cost, is not currently a significant factor in the assisted living marketplace. However, managed care plans sponsored by insurance

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companies or health maintenance organizations (HMOs) may in the future negatively affect pricing and the range of services provided in the assisted living marketplace.

We face possible environmental liabilities at each of our properties.

Under various federal, state, and local environmental laws, ordinances, and regulations, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances, including asbestos-containing materials that could be located on, in, or under its property. These laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. We could face substantial costs of any required remediation or removal of these substances, and our liability typically is not limited under applicable laws and regulations. Our liability could exceed our properties’ value or the value of our assets. We may be unable to sell or rent our properties, or borrow using our properties as collateral, if any of these substances are present or if we fail to remediate them properly. Under these laws and regulations, if we arrange for the disposal of hazardous or toxic substances such as asbestos-containing materials at a disposal site, we also may be liable for the costs of the removal or destruction of the hazardous or toxic substances at the disposal site. In addition to liability for these costs, we could be liable for governmental fines and injuries to persons or properties.

RISK RELATING TO INVESTING IN OUR STOCK

We may experience volatility in the market price of our common stock, due to the lower trading volume and lower public ownership of our common stock.

The market price of our common stock has fluctuated significantly in the past, and is likely to continue to be highly volatile. In particular, the volatility of our shares is influenced by lower trading volume and lower public ownership relative to several other publicly-held competitors. For example, our closing stock price has ranged from $12.25 per share to $39.23 per share from March 31, 2005, to December 14, 2007. Because more than 39.4% of our outstanding shares are owned by affiliates, our stock is relatively less liquid and therefore more susceptible to large price fluctuations.

Many factors could cause the market price of our common stock to significantly rise and fall. In addition to the matters discussed in other risk factors discussed in this prospectus supplement, some of the reasons for the fluctuations in our stock price could be:

•	fluctuations in our results of operations;

•	changes in our business, operations, or prospects;

•	changes in the regulatory environment;

•	sales of our common stock by affiliates;

•	the hiring or departure of key personnel;

•	announcements or activities by our competitors;

•	proposed acquisitions by us or our competitors;

•	financial results that fail to meet public market analysts expectations and changes in stock market analysts’ recommendations regarding us, other healthcare companies, or the healthcare industry in general;

•	adverse judgments or settlements obligating us to pay damages;

•	acts of war, terrorism, or national calamities;

•	industry, domestic and international market and economic conditions; and

•	decisions by investors to de-emphasize investment categories, groups, or strategies that include our company or industry.

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In addition, the stock market has recently experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. When the market price of a company’s stock drops significantly, shareholders often institute securities class action litigation against that company. Any litigation against us could cause us to incur substantial costs, divert the time and attention of our management and other resources, or otherwise harm our business.

Insiders have substantial control over us and are able to influence corporate matters.

Pursuant to the terms of a shareholders agreement entered into in connection with the Summerville acquisition, Mr. Baty and his affiliated entities (the “Baty shareholders”), Saratoga Partners IV, L.P., Saratoga Coinvestment IV, LLC, and Saratoga Management Company, LLC (the “Saratoga shareholders”), and AP Summerville, LLC (“AP Summerville”), AP Summerville II, LLC (“AP Summerville II”), Apollo Real Estate Investment Fund III, L.P. (“AREIF III”), and Apollo Real Estate Investment Fund IV, L.P. (“AREIF IV” and together with AP Summerville, AP Summerville II and AREIF III, the “Apollo shareholders”), a representative of each of the Baty shareholders, the Saratoga shareholders and the Apollo shareholders has been elected or appointed to our board of directors. Our directors and executive officers and their affiliates, including the Baty shareholders, the Saratoga shareholders and the Apollo shareholders, own, in the aggregate, approximately 39.4% of our outstanding common stock. As a result, these shareholders are able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets. This concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.

Future sales of shares by existing shareholders could cause our stock price to decline.

Based on shares outstanding as of December 14, 2007, we have outstanding approximately 38,998,791 shares of common stock, of which 19,281,479 outstanding shares are beneficially owned by our executive officers, directors and affiliates controlled by them.

The shares received by the Apollo shareholders are eligible for sale in the public market beginning September 1, 2008, subject to volume limitations under Rule 144 under the Securities Act. However, pursuant to a registration rights agreement we entered into with the Apollo shareholders, the Saratoga shareholders, the Baty shareholders, and Mr. Granger Cobb, we have agreed to register shares of common stock beneficially owned by these persons under certain circumstances. In particular, we have filed a shelf registration statement of which this prospectus is a part, to permit public resales of 4,859,008 shares beneficially owned by AP Summerville, AREIF III and/or the limited partners of AREIF III (the “Apollo electing holders”), and 1,800,000 shares beneficially owned by the Saratoga shareholders. We are required to have such registration statement declared effective by April 1, 2008. We also agreed to include 55,973 shares owned by Health Care REIT, Inc. (“HC REIT”) in this registration statement. Once effective, the Apollo electing holders, the Saratoga shareholders and HC REIT will be able to publicly resell the shares offered by this prospectus without restriction. Moreover, if one or more parties to the registration rights agreement exercise their rights with respect to the shares they own, additional shares may become eligible for public resale without restriction.

As of December 14, 2007, options for a total of 2,161,612 shares of common stock were outstanding under our equity incentive plans, of which options for a total of 1,059,801 shares were then exercisable. All of the shares issuable on exercise of such vested options are eligible for sale in the public market. If our executive officers, directors, or significant shareholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock may depend in part on any research and reports that securities or industry analysts publish about us or our business. We currently have limited research coverage by securities and industry analysts. Lack of research coverage could negatively impact the market for our common stock. In the event

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additional securities or industry analysts do initiate coverage of our company and one or more of these analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline.

Antitakeover provisions of Washington law, our articles of incorporation and our bylaws may prevent or delay an acquisition of us that shareholders may consider favorable or may prevent or delay attempts to replace or remove our board of directors.

Our articles of incorporation and bylaws contain provisions, such as the right of our directors to issue preferred stock from time to time with voting, economic and other rights superior to those of our common stock without the consent of our shareholders, and prohibitions on cumulative voting in the election of directors, all of which could make it more difficult for a third party to acquire us without the consent of our board of directors. In addition, our articles of incorporation provide for our board of directors to be divided into three classes serving staggered terms of three years each, permit removal of directors only for cause by the holders of not less than two-thirds of the shares entitled to elect the director whose removal is sought, and require two-thirds shareholder approval of certain matters, including business combination transactions not approved by our incumbent board and the amendment of our bylaws. Furthermore, our bylaws require advance notice of shareholder proposals and nominations and impose restrictions on the persons who may call special shareholder meetings. In addition, Chapter 23B.19 of the Washington Business Corporation Act prohibits certain business combinations between us and certain significant shareholders unless certain conditions are met. These provisions may have the effect of delaying or preventing a change of control of our company even if this change of control would benefit our shareholders.

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FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus and in some of our other public statements contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of those terms, or comparable terminology. Some of the forward-looking statements included in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and in some of our other public statements relate to, among other things:

•	the effects of competition and economic conditions on the occupancy levels in our communities, including possible excess assisted living capacity;

•	our ability under current market conditions to maintain and increase our resident charges without adversely affecting occupancy levels;

•	our ability to control community operation expenses, including the management of costs largely beyond our control (such as insurance and utility costs) without adversely affecting the level of occupancy and resident charges;

•	our ability to generate cash flow sufficient to service our debt and other fixed payment requirements;

•	our vulnerability to defaults as a result of noncompliance with various debt and lease covenants, including the effects of cross-default provisions;

•	uncertainties relating to competition, construction, licensing, environmental regulation, and other matters that affect acquisition, disposition, and development of assisted living communities;

•	our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations; and

•	uncertainties related to professional liability claims.

Any or all of our forward-looking statements in this prospectus and in any other public statements we make may turn out to be inaccurate. Incorrect assumptions we might make and known or unknown risks and uncertainties may affect the accuracy of our forward-looking statements. Forward-looking statements reflect our current expectations or forecasts of future events or results and are inherently uncertain, and accordingly, you should not place undue reliance on forward-looking statements.

Although we believe that the expectations and forecasts reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Consequently, no forward-looking statement can be guaranteed and future events and actual or suggested results may differ materially. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised, however, to consult any further disclosures we make in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

USE OF PROCEEDS

We will not receive any of the proceeds from any sales of common stock made from time to time by the selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock.

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The following table sets forth information, as of December 14, 2007, with respect to the selling shareholders and the number of shares of common stock beneficially owned by each selling shareholder that may be offered under this prospectus.

The registration statement of which this prospectus is a part also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar right, or transaction effected without the receipt consideration which results in an increase in the number of our outstanding shares of common stock. Other than as noted below, the selling shareholders have not had a material relationship with us within the past three years other than as a result of their ownership of our securities. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

This prospectus is part of a registration statement on Form S-3 that we are required to file pursuant to a registration rights agreement, dated March 29, 2007, between us, the Apollo shareholders, the Saratoga shareholders, Mr. Baty, our chairman of the board and co-chief executive officer, and certain of his affiliates, and Mr. Granger Cobb, our co-chief executive officer and president. We entered into that agreement in connection with our entry into an agreement and plan of merger relating to our acquisition of Summerville. Under the registration rights agreement, we agreed with the Apollo electing holders and the Saratoga shareholders to file by January 1, 2008, and to cause to be declared effective by April 1, 2008, a shelf registration statement which will permit public resales of shares beneficially owned by such shareholders. The registration rights agreement contains other customary terms, including indemnification provisions. At the same time as we entered into the registration rights agreement, we entered into a shareholders agreement with the Apollo shareholders, the Saratoga shareholders, and Mr. Baty and certain of his affiliates. Under this agreement, each of these three major shareholder groups have the right to designate one person as a representative on our board of directors subject to maintaining certain stock ownership, and the parties agreed to vote their shares to elect Messrs. Baty and Cobb, as our co-chief executive officers, to our board.

The 1,800,000 shares of our common stock that may be offered and sold by the Saratoga shareholders under this prospectus were acquired by the Saratoga shareholders in June 2005 pursuant to the conversion of our Series B Convertible Preferred Stock and in March 2006 pursuant to the exercise of warrants for our common stock. The preferred stock was issued in a financing in December 1999 and the warrants were issued in August 2000 in a modification of that financing. The Saratoga shareholders also hold collectively $5.0 million in principal amount of our 6.25% convertible subordinated debentures due 2008, which are convertible into shares of common stock at $22 per share.

The 4,914,981 shares of our common stock that may be offered and sold by the Apollo electing holders and HC REIT under this prospectus were acquired by AP Summerville, LLC, AREIF III and HC REIT on September 1, 2007, in connection with our acquisition of Summerville. Prior to our acquisition of Summerville, the Apollo shareholders had made a series of preferred equity and debt investments in Summerville. Prior to August 2007, we leased 50 communities from HC REIT pursuant to leasing arrangements we entered into with HC REIT from time to time. In August 2007, we acquired from HC REIT three of these communities for a purchase price of $25 million, including transaction costs. Prior to our September 2007 acquisition of Summerville, Summerville had entered into lease arrangements with HC REIT relating to three communities. In addition, in connection with Summerville’s entry into two of these leases in March 2007, it had entered into a loan agreement with HC REIT. As a result of our acquisition of Summerville, the total number of communities we lease from HC REIT has increased to 50, and we assumed the debt obligations under Summerville’s March 2007 loan agreement with HC REIT, of which $12.9 million in principal amount was outstanding as of the date we acquired Summerville.

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The following table sets forth information with respect to the beneficial ownership of shares of our common stock held by the selling shareholders as of December 14, 2007, and the number of shares of common stock offered by the selling shareholders. Beneficial ownership is described under the rules of the Commission.

			Number of Shares
			Beneficially Owned
	Total Number of		After this Offering
	Shares Beneficially		Assuming Sale of All
	Owned Prior to	Number of Shares	Shares Offered
Selling Shareholder	this Offering	Being Offered	Hereunder

Saratoga Partners IV, L.P.(1)(2)(3)	4,924,918	1,687,500	3,124,918
Saratoga Coinvestment IV, LLC(1)(2)(3)	4,924,918	45,000	3,124,918
Saratoga Management Company LLC(1)(2)(3)	4,924,918	67,500	3,124,918
John P. Birkeland(1)(4)	4,956,277	27,660	3,156,277
Charles P. Durkin, Jr.(1)(3)(5)	5,017,725	24,060	3,217,725
David W. Niemiec(1)(3)(6)	82,751	10,500	72,251
Christian L. Oberbeck(1)(7)	4,971,600	4,020	3,171,600
Apollo Real Estate Investment Fund III, L.P.(8)	4,859,008	4,795,784	—
AP Summerville, LLC(8)	63,224	63,224	—
Health Care REIT, Inc.	55,973	55,973	—

(1)	Saratoga Partners IV, L.P., Saratoga Coinvestment IV, LLC and Saratoga Management Company LLC are affiliated entities. Messrs. Birkeland, Durkin and Oberbeck are the current members of the management committee of Saratoga Associates IV LLC, the general partner of Saratoga Partners IV, L.P. Until November 2001, Mr. Niemiec was a principal of Saratoga Partners IV, L.P. and certain of its affiliates; he remains a member of Saratoga Associates IV LLC. Saratoga Management Company LLC is the manager of Saratoga Partners IV, L.P., the managing member of Saratoga Coinvestment IV LLC and attorney-in-fact and agent for Messrs. Birkeland, Durkin, Niemiec and Oberbeck (who (other than Mr. Niemiec) are the current members of the management committee of Saratoga Management Company LLC).

(2)	Includes (i) 4,697,646 shares of common stock for which Saratoga Partners IV, L.P., Saratoga Coinvestment IV LLC, Saratoga Management Company LLC, John P. Birkelund, Charles P. Durkin, Jr. and Christian L. Oberbeck have shared voting and dispositive power and (ii) 227,272 shares of common stock in to which debentures are convertible for which Saratoga Partners IV, L.P., Saratoga Coinvestment IV LLC, Saratoga Management Company LLC, John P. Birkelund, Charles P. Durkin, Jr., and Christian L. Oberbeck have shared voting and dispositive power.

(3)	Messrs. Durkin and Niemiec are directors of Emeritus.

(4)	Includes (i) 31,359 shares of common stock, (ii) 4,697,646 shares of common stock for which Saratoga Partners IV, L.P., Saratoga Coinvestment IV LLC, Saratoga Management Company LLC, John P. Birkelund, Charles P. Durkin, Jr. and Christian L. Oberbeck have shared voting and dispositive power and (iii) 227,272 shares of common stock in to which debentures are convertible for which Saratoga Partners IV, L.P., Saratoga Coinvestment IV LLC, Saratoga Management Company LLC, John P. Birkelund, Charles P. Durkin, Jr., and Christian L. Oberbeck have shared voting and dispositive power.

(5)	Includes (i) 59,807 shares of common stock, (ii) 4,697,646 shares of common stock for which Saratoga Partners IV, L.P., Saratoga Coinvestment IV LLC, Saratoga Management Company LLC, John P. Birkelund, Charles P. Durkin, Jr. and Christian L. Oberbeck have shared voting and dispositive power, (iii) 227,272 shares of common stock in to which debentures are convertible for which Saratoga Partners IV, L.P., Saratoga Coinvestment IV LLC, Saratoga Management Company LLC, John P. Birkelund, Charles P. Durkin, Jr., and Christian L. Oberbeck have shared voting and dispositive power and (iv) options exercisable within 60 days for the purchase of 33,000 shares of common stock.

(6)	Includes (i) 21,027 shares of common stock, (ii) 27,381 shares of common stock which are held by Saratoga Management Company LLC as attorney-in-fact and agent for Mr. Niemiec, (iii) 1,343 shares of common stock

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into which debentures are convertible, all of which are held by Saratoga Management Company LLC as attorney-in-fact and agent for Mr. Niemiec, and (iv) options exercisable within 60 days for the purchase of 33,000 shares of common stock. Mr. Niemiec may be deemed to have no dispositive or voting power over the common stock or debentures for which Saratoga Management Company LLC acts as agent and attorney-in-fact.

(7)	Includes (i) 46,682 shares of common stock, (ii) 4,697,646 shares of common stock for which Saratoga Partners IV, L.P., Saratoga Coinvestment IV LLC, Saratoga Management Company LLC, John P. Birkelund, Charles P. Durkin, Jr. and Christian L. Oberbeck have shared voting and dispositive power and (iii) 227,272 shares of common stock in to which debentures are convertible for which Saratoga Partners IV, L.P., Saratoga Coinvestment IV LLC, Saratoga Management Company LLC, John P. Birkelund, Charles P. Durkin, Jr., and Christian L. Oberbeck have shared voting and dispositive power.

(8)	Stuart Koenig, an Emeritus director, is the Vice President of Apollo Real Estate Capital Advisors III, Inc., the general partner of Apollo Real Estate Investment Fund III, L.P., the sole member of AP Summerville, LLC.

PLAN OF DISTRIBUTION

The selling shareholders may sell common stock, to or through underwriters or dealers, through agents, directly to other purchasers, or through a combination of these methods, on a continuous or delayed basis.

Selling Shareholders Distribution

We will not receive any proceeds from the sale of our common stock by the selling shareholders, but we may in certain cases, pay fees and expenses relating to the registration or an offering of such common stock, such as registration and filing fees, fees and expenses for complying with federal and state securities laws and NASD rules and regulations, and fees and expenses incurred in connection with a listing, if any, of any of the securities on any securities exchange or association.

The shares of common stock being registered may be sold from time to time directly by the selling shareholders or, alternatively, through underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, then the selling shareholders who sell those shares will be responsible for underwriting discounts or commissions. The selling shareholders may, from time to time, sell any or all of their common stock in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions):

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	in privately negotiated transactions;

•	through put or call option transactions, whether such options are listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	through a combination of any such methods of sale; or

•	through any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as

22

agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. These commissions and discounts may exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if a selling shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer, donate, and distribute the shares of common stock in other circumstances, in which case the transferees, donees, pledgees, distributees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders also may transfer the shares of our common stock in private transactions, in which case the transferees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the transferees, donees, or other successors in interest as selling shareholders under this prospectus.

The selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling shareholders or borrowed from the selling shareholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling shareholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those shares. In such event, any commissions received by those broker-dealers or agents and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of our common stock.

The selling shareholders have advised us that they have not entered into any agreements or understandings with any underwriters or broker-dealers regarding the sale of their shares of our common stock. If we are notified by any selling shareholder that any material agreement or understanding has been entered into with a broker-dealer for the sale of shares of our common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of our common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to the registration rights agreement, we have agreed to indemnify the selling shareholders against certain liabilities, including some liabilities under the Securities Act.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling shareholders.

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LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Perkins Coie LLP, Seattle, Washington.

EXPERTS

The consolidated financial statements and the financial statement schedule of Emeritus Corporation and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Emeritus’s annual report on Form 10-K for the year ended December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2006, financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006.

The consolidated balance sheets of Summerville Senior Living, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2006, incorporated in this prospectus by reference to Emeritus Corporation’s Current Report on Form 8-K dated June 11, 2007, and filed June 12, 2007, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated June 7, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement), which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the Commission. These documents may be read and copied at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can get further information about the Commission’s Public Reference Room by calling 1-800-SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, registration statements and other information regarding registrants like Emeritus that file electronically with the Commission. In addition, our filings with the Commission may be available through the American Stock Exchange, 86 Trinity Place, New York, New York, 10006, on which our common stock is listed.

This prospectus is part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act of 1933, as amended, or the Securities Act. As permitted by the Commission, this prospectus does not contain all the information in the registration statement filed with the Commission. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and the information that we file later with the Commission will automatically update and, where applicable, supersede

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this information. We incorporate by reference the documents listed below and any additional documents filed by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of this prospectus (other than information “furnished” under any current report or otherwise “furnished” to the Commission), until this offering is terminated:

(a) our annual report on Form 10-K for the year ended December 31, 2006, filed on March 16, 2007, which contains audited financial statements for the most recent fiscal year for which audited financial statements have been filed, and our amendment to such Form 10-K, filed on April 30, 2007;

(b) our quarterly reports on Form 10-Q for the three months ended (i) March 31, 2007, filed on May 10, 2007; (ii) June 30, 2007, filed on August 9, 2007; and (iii) September 30, 2007, filed on November 9, 2007;

(c) our current reports on Form 8-K, filed on (i) February 6, 2007, (ii) February 28, 2007, (iii) March 6, 2007, (iv) March 12, 2007, (v) March 13, 2007, (vi) March 15, 2007, (vii) March 21, 2007, (viii) March 30, 2007, (ix) April 2, 2007, (x) April 19, 2007, (xi) May 2, 2007, (xii) June 1, 2007, (xiii) June 12, 2007, (xiv) June 14, 2007, (xv) June 20, 2007, (xvi) June 29, 2007, (xvii) August 16, 2007, (xviii) August 31, 2007, (xix) September 4, 2007, as amended on November 19, 2007; and (xx) November 15, 2007; and

(d) the description of our common stock contained in our registration statement on Form 8-A, filed on October 17, 1995, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

You can obtain any of the documents incorporated by reference through us, the Commission or the Commission’s website as described below. Any person, including any beneficial owner, to whom this prospectus is delivered, may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them orally or in writing at the following address:

Emeritus Corporation
Attn: Executive Vice President — Finance
3131 Elliott Avenue, Suite 500
Seattle, Washington 98121
(206) 298-2909

Documents incorporated by reference are available from us without charge, excluding exhibits to those documents unless we have specifically incorporated by reference such exhibits into those documents.

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PROSPECTUS

$150,000,000

Common Stock
Preferred Stock
Convertible Preferred Stock
Debt Securities
Convertible Debt Securities
Warrants

We may, from time to time, offer to sell common stock, preferred stock, convertible preferred stock, debt securities, convertible debt securities or warrants exercisable for common stock, preferred stock or convertible preferred stock. We refer to our common stock, preferred stock, convertible preferred stock, debt securities, convertible debt securities and warrants collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. The aggregate initial offering price of all securities we sell under this prospectus will not exceed $150,000,000.

This prospectus describes some of the general terms that may apply to these securities. Each time we sell securities, the specific terms of the securities to be offered, and any other information relating to a specific offering, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference in this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, may be set forth, or may be calculable from the information set forth, in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “ESC.” On June 9, 2010, the last reported sale price of our common stock on the New York Stock Exchange was $16.89 per share.

Investing in our securities involves risk. Please see the sections entitled “Forward-Looking Information” and “Risk Factors” contained on pages 1 and 2 of this prospectus and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 18, 2010.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) using the “shelf” registration process. Under this shelf registration process, we may sell common stock, preferred stock, convertible preferred stock, debt securities, convertible debt securities or warrants described in this prospectus in one or more offerings up to an aggregate initial dollar amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described below under “Information Incorporated By Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities. Our business, financial condition, results of operations and prospects, as well as other information, may have changed since these dates.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. We urge you to read carefully both this prospectus and the applicable prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference and as described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the securities being offered.

ABOUT EMERITUS CORPORATION

Emeritus is an assisted living, Alzheimer’s and memory care service provider that operates residential style communities located throughout the United States. Through these communities, we provide a residential housing alternative for senior citizens who need help with the activities of daily living, with an emphasis on assisted living and personal care services. As of March 31, 2010, we owned 167 communities and leased 113 communities. We also provide management services to independent and related-party owners of assisted living communities. As of March 31, 2010, we managed 36 communities, of which 24 are owned by joint ventures in which we have a financial interest.

We are incorporated in the State of Washington. Our principal executive offices are located at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, and our telephone number is (206) 298-2909. Our website is http://www.emeritus.com. The information contained on our website does not constitute part of this prospectus supplement and the accompanying prospectuses and should not be relied upon in connection with making an investment in our securities.

FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of those terms, or comparable terminology.

Any or all of our forward-looking statements in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein may turn out to be inaccurate. Incorrect assumptions we might make and known or unknown risks and uncertainties may affect the accuracy of our forward-looking statements. Forward-

looking statements reflect our current expectations or forecasts of future events or results and are inherently uncertain, and accordingly, you should not place undue reliance on forward-looking statements.

Although we believe that the expectations and forecasts reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Consequently, no forward-looking statement can be guaranteed and future events and actual or suggested results may differ materially. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised, however, to consult any further disclosures we make in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as in any prospectus supplement relating to this prospectus and other public filings with the SEC.

RISK FACTORS

An investment in our securities involves risk. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 15, 2010, and subsequent filings, as well as other information in this prospectus, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a web site at www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement (including exhibits) on Form S-3 that may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus (other than information “furnished” under any current report or otherwise “furnished” to the SEC, unless otherwise stated) until this offering is completed, as well as documents filed under such sections after the date of the initial registration statement and prior to effectiveness of the registration statement:

•	Our Annual Report on Form 10-K, filed on March 15, 2010, for the year ended December 31, 2009;

•	Our Quarterly Report on Form 10-Q, filed on May 3, 2010, for the quarter ended March 31, 2010;

•	Our Current Reports on Form 8-K, filed on January 11, 2010, January 22, 2010, April 2, 2010, May 18, 2010, May 19, 2010 and May 24, 2010; and

•	The description of our common stock as set forth in our registration statement on Form 8-A, which was filed on September 15, 2008, including any subsequent amendments or reports filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s web site as described above. You may also obtain copies of these documents, other than exhibits, free of charge by requesting them orally or in writing at our principal executive offices located at the following address:

Emeritus Corporation
Attn: Investor Relations Department
3131 Elliott Avenue Suite 500
Seattle, Washington 98121
(206) 298-2909

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby. Unless otherwise indicated in the accompanying prospectus supplement, we currently intend to use the net proceeds from the sale of the securities to repay or refinance debt, to fund acquisitions, to purchase or redeem our outstanding securities or for general corporate purposes. However, we currently have no commitments or agreements regarding any such use of any net proceeds. Pending the use of net proceeds, we intend to invest these funds in investment-grade short-term interest bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES AND
TO FIXED CHARGES AND PREFERRED DIVIDENDS

For purposes of computing the ratio of earnings to fixed charges and to fixed charges and preferred dividends, earnings represent income (loss) from continuing operations before income taxes, preferred stock dividends, re-purchase gains (losses) from less than 50%-owned affiliates, and fixed charges. Fixed charges include interest expense, including amortization of loan costs, interest on capital and financing leases, and the estimated interest component of facility lease expense. Preferred dividends include dividends paid on Series B preferred stock (fully converted to common stock as of June 2005). The following table sets forth our ratios of earnings to fixed charges and to fixed charges and preferred dividends for each period indicated:

	Three Months
	Ended
	March 31,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005

Ratio of Earnings to Fixed Charges(1)	N/A	N/A	N/A	N/A	N/A	1.29
Ratio of Earnings to Fixed Charges and Preferred Dividends(1)(2)	N/A	N/A	N/A	N/A	N/A	1.28

(1)	Earnings were inadequate to cover fixed charges or to cover fixed charges and preferred dividends by approximately $13.8 million, $53.5 million, $99.5 million, $47.8 million and $15.5 million for the three months ended March 31, 2010 and the years ended December 31, 2009, 2008, 2007 and 2006, respectively.

(2)	For the three months ended March 31, 2010 and the years ended December 31, 2009, 2008, 2007 and 2006, we had no shares of preferred stock outstanding and paid no preferred dividends.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized common stock consists of 100,000,000 shares of common stock, par value $0.0001 per share and 20,000,000 shares of preferred stock, par value $0.0001 per share. As of June 9, 2010, there were issued and outstanding 39,303,326 shares of our common stock and no shares of our preferred stock. The following is a summary description of our common stock and preferred stock and is qualified in its entirety by reference to our restated articles of incorporation and restated bylaws.

Common Stock

The holders of our common stock have one vote per share on all matters submitted to a vote of our shareholders. There are no cumulative voting rights for the election of directors. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of legally available funds, subject to preferences that may be applicable to any outstanding preferred stock. In the event of a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of shares of our common stock have no preemptive, subscription, redemption, sinking fund or conversion rights.

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

Preferred Stock

Under our restated articles of incorporation, our board of directors has the authority to issue 20,000,000 shares of preferred stock in one or more series and to fix the powers, designations, rights, preferences, and restrictions thereof, including, but not limited to:

•	dividend rights,

•	conversion rights,

•	voting rights,

•	redemption terms,

•	liquidation preferences, and

•	the number of shares constituting each such series, without any further vote or action by our shareholders.

The issuance of preferred stock in certain circumstances may delay, deter or prevent a change in control of Emeritus, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of and the voting and other rights of, the holders of the common stock.

Antitakeover Effects of Certain Provisions in Our Restated Articles of Incorporation, Restated Bylaws and Washington Law

Some provisions of our restated articles of incorporation, our restated bylaws and Washington law may be deemed to have an antitakeover effect and may collectively operate to delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our shareholders. These provisions include:

Preferred Stock Authorization.  Our board of directors, without shareholder approval, has the authority under our restated articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of Emeritus or make removal of management more difficult.

Election of Directors.  Our restated articles of incorporation provide for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving three-year terms and one class being elected each year by our shareholders. Any amendment to our restated articles of incorporation that would affect the determination process for the number of directors on our board, the classification of our board or the manner in which directors may be removed for cause requires the favorable vote of at least two-thirds of the outstanding shares entitled to vote. Because this system of electing directors and removing directors generally makes it more difficult for shareholders to replace a majority of the board of directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of Emeritus.

Shareholder Meetings; Amendments to Restated Articles of Incorporation and Restated Bylaws; Consents.  Under our restated articles of incorporation, our shareholders may call a special meeting only upon the request of holders of at least 25% of the outstanding shares entitled to vote on the applicable matter. Our restated articles of incorporation also provide that changes to certain provisions of the restated articles of incorporation, including those regarding amendment of certain provisions of our restated bylaws or restated articles of incorporation, the classification of the board of directors, special voting provisions for business combinations and special meetings of shareholders, must be approved by the holders of not less than two-thirds of the outstanding shares entitled to vote on the matter. In addition, under Washington law, shareholder actions taken without a shareholder meeting or a vote must be taken by unanimous written consent of the shareholders. These provisions may have the effect of delaying, or preventing, consideration of certain shareholder proposals until the next annual meeting, if at all, unless a special meeting is called by the board of directors.

Restated Articles of Incorporation’s Limitation on Business Combination.  Our restated articles of incorporation require that certain business combinations (including a merger, share exchange or the sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial part of our assets) be approved by the holders of not less than two-thirds of the outstanding shares entitled to vote, unless such business combination shall have been approved by a majority of continuing directors (defined as those individuals who were members of the board of directors on September 15, 1995 or were elected thereafter on the recommendation of a majority of the continuing directors), in which case the affirmative vote required shall be a majority of the outstanding shares.

Washington Law.  Chapter 23B.19 of the Washington Business Corporation Act, with limited exceptions, prohibits a “target corporation” from engaging in certain “significant business transactions” for a period of five years after the share acquisition by an acquiring person, unless (i) the prohibited transaction or the acquiring person’s purchase of shares was approved by a majority of the members of the target corporation’s board of directors prior to the acquiring person’s share acquisition or (ii) the prohibited transaction was both approved by the majority of the members of the target corporation’s board and authorized at a shareholder meeting by at least two-thirds of the outstanding voting shares (excluding the acquiring person’s shares) at or subsequent to the acquiring person’s share acquisition. An “acquiring person” is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation. Such prohibited transactions include, among other things:

•	certain mergers or consolidations with, dispositions of assets to, or issuances of stock to or redemptions of stock from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares;

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder; and

•	liquidating or dissolving the target corporation.

After the five-year period, certain “significant business transactions” are permitted, as long as they comply with certain “fair price” provisions of the statute or are approved by a majority of the outstanding shares other than those of which the acquiring person has beneficial ownership. A corporation may not “opt out” of this statute.

Agreements with Certain Shareholders

On March 29, 2007, we entered into a registration rights agreement with AP Summerville, LLC (“AP Summerville”), AP Summerville II, LLC (“AP Summerville II”), Apollo Real Estate Investment Fund III, L.P. (“AREIF III”), and Apollo Real Estate Investment Fund IV, L.P. (“AREIF IV,” and together with AP Summerville, AP Summerville II and AREIF III, the “AREA shareholders”), Saratoga Partners IV, L.P. (“Saratoga Partners”),

Saratoga Coinvestment IV LLC (“Saratoga Coinvestment”), and Saratoga Management Company LLC (“Saratoga Management,” and together with Saratoga Partners and Saratoga Coinvestment, the “Saratoga shareholders”), Mr. Daniel R. Baty, our chairman and co-chief executive officer, and certain of his affiliates (the “Baty shareholders”), and Mr. Granger Cobb, our co-chief executive officer and president. We entered into that agreement in connection with our entry into an agreement and plan of merger relating to our acquisition of Summerville Senior Living, Inc. Under the registration rights agreement, we agreed with the AREA shareholders and the Saratoga shareholders to file by January 1, 2008, and to cause to be declared effective by April 1, 2008, a shelf registration statement which will permit public resales of shares beneficially owned by such shareholders. The shelf registration statement was declared effective by the SEC on January 16, 2008 (File No. 333-148400). The registration rights agreement contains other customary terms, including indemnification provisions.

At the same time as we entered into the registration rights agreement, we entered into a shareholders’ agreement with the AREA shareholders, the Saratoga shareholders, and the Baty shareholders. Under this agreement, each of these three major shareholder groups have the right to designate one person as a representative on our board of directors subject to maintaining certain stock ownership, and the parties agreed to vote their shares to elect Messrs. Baty and Cobb, as our co-chief executive officers, to our board. The shareholders’ agreement also provides for certain restrictions on the disposition of shares held by the Saratoga shareholders, AREA shareholders and Baty shareholders and affords co-sale rights to the three major shareholder groups if one of such shareholders desires to transfer, in a single or series of related transactions, in excess of 30% of its shares held in Emeritus.

DESCRIPTION OF DEBT SECURITIES

The following summary of the terms of the debt securities describes general terms that apply to the debt securities. The debt securities offered pursuant to this prospectus will be unsecured obligations and will be either senior debt or subordinated debt. The particular terms of any debt securities will be described more specifically in each prospectus supplement relating to those debt securities. Where any provision in an accompanying prospectus supplement is inconsistent with any provision in this summary, the prospectus supplement will control.

Senior debt securities will be issued under a debt indenture, and subordinated debt securities will be issued under a subordinated debt indenture. We summarize these indentures below. Where we make no distinction in our summary between senior debt securities and subordinated debt securities or between the debt indenture and the subordinated debt indenture, the applicable information refers to any debt securities and either of the indentures. Since this is only a summary, it does not contain all of the information that may be important to you. A form of indenture relating to the senior debt securities, along with a form of senior debt securities, and a form of indenture relating to the subordinated debt securities, along with a form of subordinated debt securities, are exhibits to the registration statement of which this prospectus is a part. We encourage you to read those documents.

General

The indenture does not limit the aggregate principal amount of debt securities we may issue and provides that we may issue debt securities thereunder from time to time in one or more series. The indenture does not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness as described below, which we or our subsidiaries may issue. Under the indenture, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of the series or establish additional terms of the series.

Unless otherwise provided in a prospectus supplement, the senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and senior indebtedness, and the subordinated debt securities will be unsecured obligations of ours and, as set forth below under “— Subordinated Debt Securities,” will be subordinated in right of payment to all of our senior indebtedness.

Because many of our assets are held in subsidiaries established in connection with financing transactions, our rights and the rights of our creditors (including the holders of debt securities) and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific series of debt securities we are offering by that prospectus supplement. The terms may include:

•	the title and specific designation of the debt securities, including whether they are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	whether the debt securities are to be issuable as registered securities, as bearer securities or alternatively as bearer securities and registered securities, and if as bearer securities, whether interest on any portion of a bearer security in global form will be paid to any clearing organizations;

•	the currency or currencies, or composite currencies, in which the debt securities will be denominated and in which we will make payments on the debt securities;

•	the date or dates on which we must pay principal;

•	the rate or rates at which the debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

•	the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

•	the place or places where we must pay the debt securities and where any debt securities issued in registered form may be sent for transfer or exchange;

•	the terms and conditions on which we may, or may be required to, redeem the debt securities;

•	the terms and conditions of any sinking fund;

•	if other than denominations of $1,000, the denominations in which we may issue the debt securities;

•	the amount we will pay if the maturity of the debt securities is accelerated;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	any addition to or changes in the events of default or covenants that apply to the debt securities;

•	whether the debt securities will be defeasible; and

•	any other terms of the debt securities and any other deletions from or modifications or additions to the indenture in respect of the debt securities, including those relating to the subordination of any debt securities.

Unless the applicable prospectus supplement specifies otherwise, the debt securities will not be listed on any securities exchange.

Unless the applicable prospectus supplement specifies otherwise, we will issue the debt securities in fully registered form without coupons. If we issue debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities. Debt securities issued in bearer form will be transferable by delivery.

Unless otherwise stated in the prospectus supplement, we will pay principal, premium, interest and additional amounts, if any, on the debt securities at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). We may pay interest on debt securities issued in registered form by check mailed to the address of the persons entitled to the payments or we may pay by transfer to their U.S. bank accounts. Interest on debt securities issued in registered form will be payable on any interest payment date to the registered owners of the debt securities at the close of business on the regular record date for the interest payment. We will name in the prospectus supplement all paying agents we initially designate for the debt securities. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the debt securities are payable.

Unless otherwise stated in the prospectus supplement, the debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if we or the security registrar so requires) or exchanged for other debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount) at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). There will be no service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or expenses payable in connection with the transfer or exchange. We will not be required to:

•	issue, register the transfer of, or exchange, debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities and ending at the close of business on the day of such mailing, or

•	register the transfer of or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

We shall appoint the trustee as security registrar. Any transfer agent (in addition to the security registrar) we initially designate for any debt securities will be named in the related prospectus supplement. We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the debt securities are payable.

Unless otherwise stated in the prospectus supplement, we will issue the debt securities only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000. The debt securities may be represented in whole or in part by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below. Provisions relating to the use of global securities are more fully described below in the section entitled “Use of Global Securities.”

We may issue the debt securities as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. We will describe certain special U.S. federal income tax and other considerations applicable to any debt securities that are issued as original issue discount securities in the applicable prospectus supplement.

If the purchase price of any debt securities is payable in one or more foreign currencies or currency units, or if any debt securities are denominated in one or more foreign currencies or currency units, or if any payments on the debt securities are payable in one or more foreign currencies or currency units, we will describe the restrictions, elections, certain U.S. federal income tax considerations, specific terms and other information about the debt securities and the foreign currency or currency units in the prospectus supplement.

We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

Unless otherwise described in a prospectus supplement relating to any debt securities, other than as described below under “— Limitation on Mortgages and Liens,” the indenture does not limit our ability to incur debt or give holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any changes in the events of default described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Subordinated Debt Securities

Unless otherwise provided in the applicable prospectus supplement, the following provisions will apply for subordinated debt securities.

Before we pay the principal of, premium, if any, and interest on, the subordinated debt securities, we must be current and not in default on payment in full of all of our senior indebtedness. Senior indebtedness includes all of our indebtedness as described below, except for:

•	obligations issued or assumed as the deferred purchase price of property;

•	conditional sale obligations;

•	obligations arising under any title retention agreements;

•	indebtedness relating to the applicable subordinated debt securities;

•	indebtedness owed to one of our subsidiaries; and

•	indebtedness that, by its terms, is subordinate in right of payment to or equal with the applicable subordinated debt securities.

Generally, indebtedness means:

•	the principal of, premium, if any, and interest on indebtedness for money borrowed;

•	the principal of, premium, if any, and interest on indebtedness evidenced by notes, debentures, bonds or other similar instruments;

•	capitalized lease obligations;

•	obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations arising under any title retention agreements;

•	obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to certain letters of credit securing obligations entered into in the ordinary course of business);

•	obligations of the type referred to in the bullet points above assumed for another party and dividends of another party for the payment of which, in either case, one is responsible or liable as obligor, guarantor or otherwise; and

•	obligations assumed of the types referred to in the bullet points above for another party secured by any lien on any of one’s property or assets.

Indebtedness does not include amounts owed pursuant to trade accounts arising in the ordinary course of business.

Generally, we may not pay the principal of, premium, if any, or interest on the subordinated debt securities if, at the time of payment (or immediately after giving effect to such payment):

•	there exists under any senior indebtedness, or any agreement under which any senior indebtedness is issued, any default, which default results in the full amount of the senior indebtedness being declared due and payable; or

•	the trustee has received written notice from a holder of senior indebtedness stating that there exists under the senior indebtedness, or any agreement under which the senior indebtedness is issued, a default, which default permits the holders of the senior indebtedness to declare the full amount of the senior indebtedness due and payable, unless, among other things, in either case:

•	the default has been cured or waived; or

•	full payment of amounts then due for principal and interest and of all other obligations then due on all senior indebtedness has been made or duly provided for under the terms of any instrument governing senior indebtedness.

Limited subordination periods apply in the event of non-payment defaults relating to senior indebtedness in situations where there has not been an acceleration of senior indebtedness.

A failure to make any payment on the subordinated debt securities as a result of the foregoing provisions will not affect our obligations to the holders of the subordinated debt securities to pay the principal of, premium, if any, and interest on the subordinated debt securities as and when such payment obligations become due.

The holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on senior indebtedness, or provisions will be made for such payment, before the holders of the subordinated debt securities are entitled to receive any payment or distribution of any kind relating to the subordinated debt securities or on account of any purchase or other acquisition of the subordinated debt securities by us or any of our subsidiaries, in the event of:

•	insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case, relating to us or our assets;

•	any liquidation, dissolution or other winding up of Emeritus, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities.

In addition, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments and distributions of cash, property and securities applicable to the senior indebtedness until the principal of, premium, if any, and interest on the subordinated debt securities are paid in full.

Because of these subordination provisions, our creditors who hold senior indebtedness or other unsubordinated indebtedness may recover a greater percentage of the debt owed to them than the holders of the subordinated debt securities.

The subordinated debt indenture will not limit the aggregate amount of senior indebtedness that we may issue. If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of a recent date.

Certain Restrictions

Limitations on Mortgages and Liens.  Neither we nor any of our restricted subsidiaries (as defined below) will be permitted to issue, assume or guarantee certain types of secured debt, without securing the debt securities on an equal and ratable basis with any such debt. These limits apply to debt secured by mortgages, pledges, liens and other encumbrances, which together we refer to as liens. These limits will not apply to:

•	liens that existed on the date of the indenture;

•	liens on real estate (including liens that existed on property when we acquired it) not exceeding 100% of the fair value of the property at the time the debt is incurred;

•	liens arising from the acquisition of a business as a going concern or to which assets we acquire in satisfaction of secured debt are subject;

•	liens to secure extensions, renewals and replacements of debt secured by any of the liens referred to above, without increasing the amount of the debt; or

•	certain mechanics, landlords, tax or other statutory liens, including liens and deposits required or provided for under state laws and similar regulatory statutes.

Limitations on Sales of Capital Stock of Restricted Subsidiaries.  Neither we nor any of our restricted subsidiaries will be permitted to issue, sell, transfer or dispose of (except to one of our restricted subsidiaries) all or any portion of the capital stock of a restricted subsidiary, unless such capital stock is disposed of for cash or property which, in the opinion of our board of directors, is at least equal to the fair value of such capital stock.

For the purposes of the indenture, “restricted subsidiary” means a subsidiary, including subsidiaries of any subsidiary, which meets any of the following conditions:

(1) our and our other subsidiaries’ investments in and advances to the subsidiary exceed 10% of our total consolidated assets as of the end of the most recently completed fiscal year;

(2) our and our other subsidiaries’ proportionate share of the total assets (after inter-company eliminations) of the subsidiary exceeds 10% of our total consolidated assets as of the end of the most recently completed fiscal year; or

(3) our and our other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10% of such income for us and our consolidated subsidiaries for the most recently completed fiscal year.

For purposes of making the income test in clause (3) of the preceding sentence, when a loss has been incurred by either us and our subsidiaries consolidated or the tested subsidiary, but not both, the equity in the income or loss of the tested subsidiary will be excluded from our consolidated income for purposes of the computation and if our consolidated income for the most recent fiscal year is at least 10% lower than the average of the income for the last five fiscal years, the average income will be substituted for purposes of the computation and any loss years will be omitted for purposes of computing average income.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person or convey or transfer or lease our properties and assets substantially as an entirety to any person unless:

(1) if we consolidate with or merge into another corporation or convey or transfer our properties and assets substantially as an entirety to any person, the successor is organized under the laws of the United States, or any state, and assumes our obligations under the debt securities;

(2) immediately after the transaction, no event of default occurs and continues; and

(3) we meet certain other conditions specified in the indenture.

Modification and Waiver

We and the trustee may modify and amend the indenture without the consent of the holders of the outstanding debt securities of each affected series, in order to, among other things:

•	evidence the succession of another corporation to us and the assumption of all of our obligations under the debt securities, any related coupons and our covenants by a successor;

•	add to our covenants for the benefit of holders of debt securities or surrender any of our rights or powers;

•	add additional events of default for any series;

•	add, change or eliminate any provision affecting debt securities that are not yet issued;

•	secure certain debt securities;

•	establish the form or terms of debt securities not yet issued;

•	make provisions with respect to conversion or exchange rights of holders of debt securities;

•	evidence and provide for successor trustees;

•	permit payment in respect of debt securities in bearer form in the United States, if allowed without penalty under applicable laws and regulations; or

•	correct or supplement any inconsistent provisions, cure any ambiguity or mistake, or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of debt securities of any series issued under the indenture in any material respect.

In addition, we and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series. However, without the consent of each holder, we cannot modify or amend the indenture in a way that would:

•	change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

•	reduce the principal or interest on any debt security;

•	change the place or currency of payment of principal or interest on any debt security;

•	impair the right to sue to enforce any payment on any debt security after it is due; or

•	reduce the percentage in principal amount of outstanding debt securities necessary to modify or amend the indenture, to waive compliance with certain provisions of the indenture or to waive certain defaults.

The holders of at least a majority in aggregate principal amount of outstanding debt securities may waive our compliance with certain restrictive covenants of the indenture. The holders of at least a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to outstanding debt securities of that series, which will be binding on all holders of debt securities of that series, except a default in the payment of principal or interest on any debt security of that series or in respect of a provision of the indenture that cannot be modified or amended without each holder’s consent.

Events of Default

Each of the following will be an event of default:

(1) default for 30 days in the payment of any interest;

(2) default in the payment of principal;

(3) default in the deposit of any sinking fund payment;

(4) default in the performance of any other covenant in the indenture for 60 days after written notice;

(5) a failure to pay when due or a default that results in the acceleration of maturity of any other debt of ours or our restricted subsidiaries in an aggregate amount of $25 million or more, unless (a) the acceleration is rescinded, stayed or annulled, or (b) the debt has been discharged or, in the case of debt we are contesting in good faith, we set aside a bond, letter of credit, escrow deposit or other cash equivalent sufficient to discharge the debt within 10 days after written notice of default is given to us; and

(6) certain events in bankruptcy, insolvency or reorganization.

We are required to furnish the trustee annually a statement as to our fulfillment of our obligations under the indenture. The trustee may withhold notice of any default to the holders of debt securities of any series (except for a default on principal or interest payments on debt securities of that series) if it considers it in the interest of the holders to do so.

If an event of default occurs and continues, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series in default may declare the principal amount immediately due and payable by written notice to us (and to the trustee if given by the holders). Upon any such declaration, the principal amount will become immediately due and payable. However, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

Except for certain duties in case of an event of default, the trustee is not required to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders offer the trustee reasonable security or indemnity. If the holders provide this security or indemnity, the holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or powers conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security may bring any lawsuit or other proceeding with respect to the indenture or for any remedy under the indenture, unless:

•	the holder first gives the trustee written notice of a continuing event of default,

•	the holders of at least 25% in principal amount of the outstanding debt securities of the series in default give the trustee a written request to bring the proceeding and offer the trustee reasonable security or indemnity, and

•	the trustee fails to institute the proceeding within 60 days of the written request and has not received from holders of a majority in principal amount of the outstanding debt securities of the series in default a direction inconsistent with that request.

However, the holder of any debt security has the absolute right to receive payment of the principal of and any interest on the debt security on or after the stated due dates and to take any action to enforce any such payment.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which such debt securities are payable in an amount sufficient to pay the principal and any premium, interest and additional amounts on such debt securities to the date of deposit (if the debt securities have become due and payable) or to the maturity date, as the case may be.

Unless a prospectus supplement states that the following provisions do not apply to the debt securities of that series, we may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to such debt securities and to hold moneys for payment in trust), such an action a “defeasance,” or

•	to be released from our obligations under the indenture with respect to the debt securities as described above under “— Certain Restrictions” and as may be further described in any prospectus supplement, and our failure to comply with these obligations will not constitute an event of default with respect to such debt securities, such an action a “covenant defeasance.”

Defeasance or covenant defeasance is conditioned on our irrevocable deposit with the trustee, in trust, of an amount in cash or government securities, or both, sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, the debt securities on the scheduled due dates. Additional conditions to defeasance or covenant defeasance require that:

(1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound,

(2) no event of default has occurred and continues on the date the trust is established and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date, and

(3) we have delivered to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax for the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. This opinion, in the case of defeasance, must refer to and be based upon a letter ruling we have received from the Internal Revenue Service, a Revenue Ruling published by the Internal Revenue Service, or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

If we accomplish covenant defeasance on debt securities of certain holders, those holders can still look to us for repayment of their debt securities in the event of any shortfall in the trust deposit. If one of the remaining events of default occurred, such as our bankruptcy, and the debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, such holders may not be able to obtain payment of the shortfall.

In the case of subordinated debt securities, the subordination provisions described under “— Subordinated Debt Securities” above are made subject to the provisions for defeasance and covenant defeasance. In other words, if we accomplish defeasance or covenant defeasance on any subordinated debt securities, such securities would cease to be so subordinated.

Governing Law

The indentures and the debt securities will be governed by and interpreted under the laws of the State of New York.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

The following summary of the terms of the convertible debt securities describes general terms that apply to the convertible debt securities. The convertible debt securities offered pursuant to this prospectus will be unsecured obligations and will be either convertible senior debt or convertible subordinated debt. The particular terms of any convertible debt securities will be described more specifically in each prospectus supplement relating to those convertible debt securities. Where any provision in an accompanying prospectus supplement is inconsistent with any provision in this summary, the prospectus supplement will control.

Convertible senior debt securities will be issued under a convertible debt indenture, and convertible subordinated debt securities will be issued under a convertible subordinated debt indenture. We summarize these indentures below. Where we make no distinction in our summary between convertible senior debt securities and convertible subordinated debt securities or between the convertible debt indenture and the convertible subordinated debt indenture, the applicable information refers to any convertible debt securities and either of the indentures. Since this is only a summary, it does not contain all of the information that may be important to you. A form of indenture relating to the convertible senior debt securities, along with a form of convertible senior debt securities, and a form of indenture relating to the convertible subordinated debt securities, along with a form of convertible subordinated debt securities, are exhibits to the registration statement of which this prospectus is a part. We encourage you to read those documents.

General

The indenture does not limit the aggregate principal amount of convertible debt securities we may issue and provides that we may issue convertible debt securities thereunder from time to time in one or more series. The indenture does not limit the amount of other indebtedness or convertible debt securities, other than certain secured indebtedness as described below, which we or our subsidiaries may issue. Under the indenture, the terms of the convertible debt securities of any series may differ and we, without the consent of the holders of the convertible debt securities of any series, may reopen a previous series of convertible debt securities and issue additional convertible debt securities of the series or establish additional terms of the series.

Unless otherwise provided in a prospectus supplement, the convertible senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and senior indebtedness, and the convertible subordinated debt securities will be unsecured obligations of ours and, as set forth below under “— Subordinated Debt Securities,” will be subordinated in right of payment to all of our senior indebtedness.

Because many of our assets are held in subsidiaries established in connection with financing transactions, our rights and the rights of our creditors (including the holders of convertible debt securities) and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific series of convertible debt securities we are offering by that prospectus supplement. The terms may include:

•	the title and specific designation of the convertible debt securities, including whether they are convertible senior debt securities or convertible subordinated debt securities;

•	any limit on the aggregate principal amount of the convertible debt securities or the series of which they are a part;

•	whether the convertible debt securities are to be issuable as registered securities, as bearer securities or alternatively as bearer securities and registered securities, and if as bearer securities, whether interest on any portion of a bearer security in global form will be paid to any clearing organizations;

•	the currency or currencies, or composite currencies, in which the convertible debt securities will be denominated and in which we will make payments on the convertible debt securities;

•	the date or dates on which we must pay principal;

•	the rate or rates at which the convertible debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

•	the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

•	the place or places where we must pay the convertible debt securities and where any convertible debt securities issued in registered form may be sent for transfer, conversion or exchange;

•	the terms and conditions on which we may, or may be required to, redeem the convertible debt securities;

•	the terms and conditions of any sinking fund;

•	if other than denominations of $1,000, the denominations in which we may issue the convertible debt securities;

•	the terms and conditions upon which conversion of the convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	the amount we will pay if the maturity of the convertible debt securities is accelerated;

•	whether we will issue the convertible debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	any addition to or changes in the events of default or covenants that apply to the convertible debt securities;

•	whether the convertible debt securities will be defeasible; and

•	any other terms of the convertible debt securities and any other deletions from or modifications or additions to the indenture in respect of the convertible debt securities, including those relating to the subordination of any convertible debt securities.

Unless the applicable prospectus supplement specifies otherwise, the convertible debt securities will not be listed on any securities exchange.

Unless the applicable prospectus supplement specifies otherwise, we will issue the convertible debt securities in fully registered form without coupons. If we issue convertible debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those convertible debt securities and to payment on and transfer and exchange of those convertible debt securities. Convertible debt securities issued in bearer form will be transferable by delivery.

Unless otherwise stated in the prospectus supplement, we will pay principal, premium, interest and additional amounts, if any, on the convertible debt securities at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). We may pay interest on convertible debt securities issued in registered form by check mailed to the address of the persons entitled to the payments or we may pay by transfer to their U.S. bank accounts. Interest on convertible debt securities issued in registered form will be payable on any interest payment date to the registered owners of the convertible debt securities at the close of business on the regular record date for the interest payment. We will name in the prospectus supplement all paying agents we initially designate for the convertible debt securities. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the convertible debt securities are payable.

Unless otherwise stated in the prospectus supplement, the convertible debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if we or the security registrar so requires) or exchanged for other convertible debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount) at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). There will be no service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or expenses payable in connection with the transfer or exchange. We will not be required to:

•	issue, register the transfer of, or exchange, convertible debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such convertible debt securities and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

We shall appoint the trustee as security registrar. Any transfer agent (in addition to the security registrar) we initially designate for any convertible debt securities will be named in the related prospectus supplement. We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the convertible debt securities are payable.

Unless otherwise stated in the prospectus supplement, we will issue the convertible debt securities only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000. The convertible debt securities may be represented in whole or in part by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below. Provisions relating to the use of global securities are more fully described below in the section entitled Use of “Global Securities.”

We may issue the convertible debt securities as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. We will describe certain special U.S. federal income tax and other considerations applicable to any convertible debt securities that are issued as original issue discount securities in the applicable prospectus supplement.

If the purchase price of any convertible debt securities is payable in one or more foreign currencies or currency units, or if any convertible debt securities are denominated in one or more foreign currencies or currency units, or if any payments on the convertible debt securities are payable in one or more foreign currencies or currency units, we will describe the restrictions, elections, certain U.S. federal income tax considerations, specific terms and other information about the convertible debt securities and the foreign currency or currency units in the prospectus supplement.

We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase convertible debt securities at the option of the holders. Any such obligation applicable to a series of convertible debt securities will be described in the related prospectus supplement.

Unless otherwise described in a prospectus supplement relating to any convertible debt securities, other than as described below under “— Limitation on Mortgages and Liens,” the indenture does not limit our ability to incur debt or give holders of convertible debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of convertible debt securities for information regarding any changes in the events of default described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion Rights

An applicable prospectus supplement will set forth the terms on which the convertible debt securities of any series are convertible into common stock. Those terms will address whether conversion is mandatory, at the option of the holder or at our option. The terms may also provide that the number of shares of our common stock to be received by the holders of the convertible debt securities will be calculated according to the market price of our common stock as of a time stated in the prospectus supplement or otherwise.

Convertible Subordinated Debt Securities

Unless otherwise provided in the applicable prospectus supplement, the following provisions will apply for convertible subordinated debt securities.

Before we pay the principal of, premium, if any and interest on, the convertible subordinated debt securities, we must be current and not in default on payment in full of all of our senior indebtedness. Senior indebtedness includes all of our indebtedness as described below, except for:

•	obligations issued or assumed as the deferred purchase price of property;

•	conditional sale obligations;

•	obligations arising under any title retention agreements;

•	indebtedness relating to the applicable convertible subordinated debt securities;

•	indebtedness owed to one of our subsidiaries; and

•	indebtedness that, by its terms, is subordinate in right of payment to or equal with the applicable convertible subordinated debt securities.

Generally, indebtedness means:

•	the principal of, premium, if any, and interest on indebtedness for money borrowed;

•	the principal of, premium, if any, and interest on indebtedness evidenced by notes, debentures, bonds or other similar instruments;

•	capitalized lease obligations;

•	obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations arising under any title retention agreements;

•	obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to certain letters of credit securing obligations entered into in the ordinary course of business);

•	obligations of the type referred to in the bullet points above assumed for another party and dividends of another party for the payment of which, in either case, one is responsible or liable as obligor, guarantor or otherwise; and

•	obligations assumed of the types referred to in the bullet points above for another party secured by any lien on any of one’s property or assets.

Indebtedness does not include amounts owed pursuant to trade accounts arising in the ordinary course of business.

Generally, we may not pay the principal of, premium, if any, or interest on the convertible subordinated debt securities if, at the time of payment (or immediately after giving effect to such payment):

•	there exists under any senior indebtedness, or any agreement under which any senior indebtedness is issued, any default, which default results in the full amount of the senior indebtedness being declared due and payable; or

•	the trustee has received written notice from a holder of senior indebtedness stating that there exists under the senior indebtedness, or any agreement under which the senior indebtedness is issued, a default, which default permits the holders of the senior indebtedness to declare the full amount of the senior indebtedness due and payable, unless, among other things, in either case:

•	the default has been cured or waived; or

•	full payment of amounts then due for principal and interest and of all other obligations then due on all senior indebtedness has been made or duly provided for under the terms of any instrument governing senior indebtedness.

Limited subordination periods apply in the event of non-payment defaults relating to senior indebtedness in situations where there has not been an acceleration of senior indebtedness.

A failure to make any payment on the convertible subordinated debt securities as a result of the foregoing provisions will not affect our obligations to the holders of the convertible subordinated debt securities to pay the principal of, premium, if any, and interest on the convertible subordinated debt securities as and when such payment obligations become due.

The holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on senior indebtedness, or provisions will be made for such payment, before the holders of the convertible subordinated debt securities are entitled to receive any payment or distribution of any kind relating to the convertible subordinated debt securities or on account of any purchase or other acquisition of the convertible subordinated debt securities by us or any of our subsidiaries, in the event of:

•	insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case, relating to us or our assets;

•	any liquidation, dissolution or other winding up of Emeritus, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities.

In addition, the rights of the holders of the convertible subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments and distributions of cash, property and securities applicable to the senior indebtedness until the principal of, premium, if any, and interest on the convertible subordinated debt securities are paid in full.

Because of these subordination provisions, our creditors who hold senior indebtedness or other unsubordinated indebtedness may recover a greater percentage of the debt owed to them than the holders of the convertible subordinated debt securities.

The convertible subordinated debt indenture will not limit the aggregate amount of senior indebtedness that we may issue. If this prospectus is being delivered in connection with the offering of a series of convertible subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of a recent date.

Certain Restrictions

Limitations on Mortgages and Liens.  Neither we nor any of our restricted subsidiaries (as defined below) will be permitted to issue, assume or guarantee certain types of secured debt, without securing the convertible debt securities on an equal and ratable basis with any such debt. These limits apply to debt secured by mortgages, pledges, liens and other encumbrances, which together we refer to as liens. These limits will not apply to:

•	liens that existed on the date of the indenture;

•	liens on real estate (including liens that existed on property when we acquired it) not exceeding 100% of the fair value of the property at the time the debt is incurred;

•	liens arising from the acquisition of a business as a going concern or to which assets we acquire in satisfaction of secured debt are subject;

•	liens to secure extensions, renewals and replacements of debt secured by any of the liens referred to above, without increasing the amount of the debt; or

•	certain mechanics, landlords, tax or other statutory liens, including liens and deposits required or provided for under state laws and similar regulatory statutes.

Limitations on Sales of Capital Stock of Restricted Subsidiaries.  Neither we nor any of our restricted subsidiaries will be permitted to issue, sell, transfer or dispose of (except to one of our restricted subsidiaries) all or any portion of capital stock of a restricted subsidiary, unless such capital stock is disposed of for cash or property which, in the opinion of our board of directors, is at least equal to the fair value of such capital stock.

For the purposes of the indenture, “restricted subsidiary” means a subsidiary, including subsidiaries of any subsidiary, which meets any of the following conditions:

(1) our and our other subsidiaries’ investments in and advances to the subsidiary exceed 10% of our total consolidated assets as of the end of the most recently completed fiscal year;

(2) our and our other subsidiaries’ proportionate share of the total assets (after inter-company eliminations) of the subsidiary exceeds 10% of our total consolidated assets as of the end of the most recently completed fiscal year; or

(3) our and our other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10% of such income for us and our consolidated subsidiaries for the most recently completed fiscal year.

For purposes of making the income test in clause (3) of the preceding sentence, when a loss has been incurred by either us and our subsidiaries consolidated or the tested subsidiary, but not both, the equity in the income or loss of the tested subsidiary will be excluded from our consolidated income for purposes of the computation and if our consolidated income for the most recent fiscal year is at least 10% lower than the average of the income for the last five fiscal years, the average income will be substituted for purposes of the computation and any loss years will be omitted for purposes of computing average income.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person or convey or transfer or lease our properties and assets substantially as an entirety to any person unless:

(1) if we consolidate with or merge into another corporation or convey or transfer our properties and assets substantially as an entirety to any person, the successor is organized under the laws of the United States, or any state, and assumes our obligations under the convertible debt securities;

(2) immediately after the transaction, no event of default occurs and continues; and

(3) we meet certain other conditions specified in the indenture.

Modification and Waiver

We and the trustee may modify and amend the indenture without the consent of the holders of the outstanding convertible debt securities of each affected series, in order to, among other things:

•	evidence the succession of another corporation to us and the assumption of all of our obligations under the convertible debt securities, any related coupons and our covenants by a successor;

•	add to our covenants for the benefit of holders of convertible debt securities or surrender any of our rights or powers;

•	add additional events of default for any series;

•	add, change or eliminate any provision affecting convertible debt securities that are not yet issued;

•	secure certain convertible debt securities;

•	establish the form or terms of convertible debt securities not yet issued;

•	make provisions with respect to conversion or exchange rights of holders of convertible debt securities;

•	evidence and provide for successor trustees;

•	permit payment in respect of convertible debt securities in bearer form in the United States, if allowed without penalty under applicable laws and regulations; or

•	correct or supplement any inconsistent provisions, cure any ambiguity or mistake, or add any other provisions, on the condition that this action does not adversely affect the interests of any holder of convertible debt securities of any series issued under the indenture in any material respect.

In addition, we and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in aggregate principal amount of the outstanding convertible debt securities of each affected series. However, without the consent of each holder, we cannot modify or amend the indenture in a way that would:

•	change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

•	reduce the principal or interest on any debt security;

•	change the place or currency of payment of principal or interest on any debt security;

•	impair the right to sue to enforce any payment on any debt security after it is due; or

•	reduce the percentage in principal amount of outstanding convertible debt securities necessary to modify or amend the indenture, to waive compliance with certain provisions of the indenture or to waive certain defaults.

The holders of at least a majority in aggregate principal amount of outstanding convertible debt securities may waive our compliance with certain restrictive covenants of the indenture. The holders of at least a majority in principal amount of the outstanding convertible debt securities of any series may waive any past default under the indenture with respect to outstanding convertible debt securities of that series, which will be binding on all holders of convertible debt securities of that series, except a default in the payment of principal or interest on any debt security of that series or in respect of a provision of the indenture that cannot be modified or amended without each holder’s consent.

Events of Default

Each of the following will be an event of default:

(1) default for 30 days in the payment of any interest;

(2) default in the payment of principal;

(3) default in the deposit of any sinking fund payment;

(4) default in the performance of any other covenant in the indenture for 60 days after written notice;

(5) a failure to pay when due or a default that results in the acceleration of maturity of any other debt of ours or our restricted subsidiaries in an aggregate amount of $25 million or more, unless (a) the acceleration is rescinded, stayed or annulled, or (b) the debt has been discharged or, in the case of debt we are contesting in good faith, we set aside a bond, letter of credit, escrow deposit or other cash equivalent sufficient to discharge the debt within 10 days after written notice of default is given to us; and

(6) certain events in bankruptcy, insolvency or reorganization.

We are required to furnish the trustee annually a statement as to our fulfillment of our obligations under the indenture. The trustee may withhold notice of any default to the holders of convertible debt securities of any series (except for a default on principal or interest payments on convertible debt securities of that series) if it considers it in the interest of the holders to do so.

If an event of default occurs and continues, either the trustee or the holders of not less than 25% in principal amount of the outstanding convertible debt securities of the series in default may declare the principal amount immediately due and payable by written notice to us (and to the trustee if given by the holders). Upon any such declaration, the principal amount will become immediately due and payable. However, the holders of a majority in principal amount of the outstanding convertible debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

Except for certain duties in case of an event of default, the trustee is not required to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders offer the trustee reasonable security or indemnity. If the holders provide this security or indemnity, the holders of a majority in principal amount of the outstanding convertible debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or powers conferred on the trustee with respect to the convertible debt securities of that series.

No holder of a convertible debt security may bring any lawsuit or other proceeding with respect to the indenture or for any remedy under the indenture, unless:

•	the holder first gives the trustee written notice of a continuing event of default,

•	the holders of at least 25% in principal amount of the outstanding convertible debt securities of the series in default give the trustee a written request to bring the proceeding and offer the trustee reasonable security or indemnity, and

•	the trustee fails to institute the proceeding within 60 days of the written request and has not received from holders of a majority in principal amount of the outstanding convertible debt securities of the series in default a direction inconsistent with that request.

However, the holder of any convertible debt security has the absolute right to receive payment of the principal of and any interest on the convertible debt security on or after the stated due dates and to take any action to enforce any such payment.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of any series of convertible debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which such convertible debt securities are payable in an amount sufficient to pay the principal and any premium, interest and additional amounts on such convertible debt securities to the date of deposit (if the convertible debt securities have become due and payable) or to the maturity date, as the case may be.

Unless a prospectus supplement states that the following provisions do not apply to the convertible debt securities of that series, we may elect either:

•	to defease and be discharged from any and all obligations with respect to such convertible debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the convertible debt securities and other obligations to provide for the conversion rights of the holders of such convertible debt securities, to register the transfer or exchange of such convertible debt securities, to replace temporary or mutilated, destroyed, lost or stolen convertible debt securities, to maintain an office or agency with respect to such convertible debt securities and to hold moneys for payment in trust), such an action a “defeasance,” or

•	to be released from our obligations under the indenture with respect to the convertible debt securities as described above under “— Certain Restrictions” and as may be further described in any prospectus supplement, and our failure to comply with these obligations will not constitute an event of default with respect to such convertible debt securities, such an action a “covenant defeasance”.

Defeasance or covenant defeasance is conditioned on our irrevocable deposit with the trustee, in trust, of an amount in cash or government securities, or both, sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, the convertible debt securities on the scheduled due dates. Additional conditions to defeasance or covenant defeasance require that:

(1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound,

(2) no event of default has occurred and continues on the date the trust is established and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date, and

(3) we have delivered to the trustee an opinion of counsel to the effect that the holders of such convertible debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax for the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. This opinion, in the case of defeasance, must refer to and be based upon a letter ruling we have received from the Internal Revenue Service, a Revenue Ruling published by the Internal Revenue Service, or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

If we accomplish covenant defeasance on convertible debt securities of certain holders, those holders can still look to us for repayment of their convertible debt securities in the event of any shortfall in the trust deposit. If one of the remaining events of default occurred, such as our bankruptcy, and the convertible debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, such holders may not be able to obtain payment of the shortfall.

In the case of convertible subordinated debt securities, the subordination provisions described under “— Convertible Subordinated Debt Securities” above are made subject to the provisions for defeasance and covenant defeasance. In other words, if we accomplish defeasance or covenant defeasance on any convertible subordinated debt securities, such securities would cease to be so subordinated.

Governing Law

The indentures and the convertible debt securities will be governed by and interpreted under the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any, including any combination of, common stock, preferred stock or convertible preferred stock that we may sell under this prospectus.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants with respect to which this prospectus is being delivered. Copies of the form of agreement for each warrant, which we refer to collectively as “warrant agreements,” including the forms of certificates representing the warrants, which we refer to collectively as “warrant certificates,” and reflecting the provisions to be included in such agreements that will be entered into with respect to a particular offering of each type of warrant, will be filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreements or warrant certificates described in a prospectus supplement differ from any of the terms described in this section, then the terms described in this section will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement and certificate for additional information before you purchase any of our warrants.

General

The prospectus supplement will describe the terms of the warrants with respect to which this prospectus is being delivered, as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•	the principal amount of, or the number of, securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•	the designation and terms of the securities, if other than common stock, purchasable upon exercise of the warrants and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price, if any, of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

•	call provisions, if any, of the warrants;

•	antidilution provisions, if any, of the warrants; and

•	any other material terms of the warrants.

The description of warrants in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the warrant agreement and warrant certificate relating to the warrants being offered.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of, or number of, securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement at any time up to the close of business, New York City time, on the expiration date set forth in the applicable prospectus supplement. After the close of business, New York City time, on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates may be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

USE OF GLOBAL SECURITIES

The debt securities or convertible debt securities of any series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with a depositary or its nominee identified in the series prospectus supplement.

The specific terms of the depositary arrangement covering debt securities or convertible debt securities will be described in the prospectus supplement relating to that series. We anticipate that the following provisions or similar provisions will apply to depositary arrangements relating to debt securities or convertible debt securities, although to the extent the terms of any arrangement differs from those described in this section, the terms of the arrangement shall supersede those in this section. In this section, the term debt securities will refer to both debt securities and convertible debt securities.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit, to accounts in its book-entry registration and transfer system, the principal amounts of the debt securities represented by the global security. These accounts will be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Only institutions that have accounts with the depositary or its nominee, and persons who hold beneficial interests through those participants, may own beneficial interests in a global security. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, its nominee or any such participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interest in a global security.

As long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names and will not be entitled to receive physical delivery of the debt securities in definitive form.

We will make all payments of principal of, any premium and interest on, and any additional amounts with respect to, debt securities issued as global securities to the depositary or its nominee. Neither we nor the trustee, any paying agent or the security registrar assumes any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

The indenture provides that if:

•	the depositary notifies us that it is unwilling or unable to continue as depositary for a series of debt securities, or if the depositary is no longer legally qualified to serve in that capacity, and we have not appointed a successor depositary within 90 days of written notice,

•	we determine that a series of debt securities will no longer be represented by global securities and we execute and deliver an order to that effect to the trustee, or

•	an event of default with respect to a series of debt securities occurs and continues,

the global securities for that series will be exchanged for registered debt securities in definitive form. The definitive debt securities will be registered in the name or names the depositary instructs the trustee. We expect that these instructions may be based upon directions the depositary receives from participants with respect to ownership of beneficial interests in global securities.

PLAN OF DISTRIBUTION

We may sell our common stock, preferred stock, convertible preferred stock, debt securities, convertible debt securities and warrants to or through underwriters or dealers, through agents, directly to one or more purchasers, or through a combination of these methods, on a continuous or delayed basis. We may use one or more of the following methods when disposing of the shares or interests therein:

•	underwritten public offerings;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

We will describe the details of any such offering and any changes to our plan of distribution described below, in a supplement to this prospectus or other offering material.

We may distribute securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices at the time of sale; or

•	negotiated prices.

The applicable prospectus supplement will describe the specific terms of the offering of the securities, including:

•	the name or names of any underwriters and managing underwriters, and, if required, any dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and commissions and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commission paid to agents; and

•	any securities exchange or market on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in a sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased.

If a dealer is used in the sale of any of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers engaged by us may allow other dealers to participate in resales. To the extent required, we will set forth in the prospectus supplement the names of the dealers and the terms of any such transactions.

Agents may from time to time be used to solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth the terms of any such transactions. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Underwriters or agents could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an “at-the-market”: offering as defined under the Securities Act, which includes sales made directly on the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. We are not making an offer of securities in any state or jurisdiction that does not permit such an offer.

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. Additionally, we may offer and sell shares other than for cash. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process used.

We may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions, in accordance with applicable law. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or others in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment. We also may loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

In connection with the sale of the securities, underwriters, brokers, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. The underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be “underwriters” as defined by the Securities Act, and any discounts, concessions or commissions received by them from us, and any profit on the resale of the securities by them, may be deemed to be underwriting discounts and commissions under the Securities Act.

In addition, compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. The aggregate maximum compensation that underwriters, dealers or agents will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed any applicable FINRA limitations.

We may provide indemnification to underwriters, dealers, agents and others who participate in the distribution of the securities with respect to some liabilities, including liabilities arising under the Securities Act, and provide contribution with respect to payments that they may be required to make in connection with such liabilities. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

If indicated in the applicable prospectus supplement, we may authorize underwriters or agents to solicit offers by specific institutions to purchase securities pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

In all cases, we must approve the contracting institutions. The obligations of any purchaser under any payment and delivery contract will be subject to the condition that the purchase of the securities is not, at the time of delivery, prohibited by applicable law.

Unless otherwise indicated in the applicable prospectus supplement or the securities are already trading on a national securities exchange or market, we do not intend to apply for the listing of any class of securities on a national securities exchange or market. If any of the securities of any series are sold to or through underwriters, the underwriters may make a market in those securities, as permitted by applicable laws and regulations. No underwriter is obligated, however, to make a market in those securities, and any market-making that is done may be discontinued at any time at the sole discretion of the underwriters. No assurance can be given as to the liquidity of, or trading markets for, any of the securities.

In connection with an offering of securities, underwriters may engage in stabilizing and syndicate covering transactions in accordance with applicable law. Underwriters may over-allot the offered securities in connection with an offering, creating a short position in their account. Syndicate covering transactions involve purchases of the offered securities by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. The underwriters also may impose a penalty bid. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. Stabilizing and syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

Some of the underwriters, dealers or agents, or their affiliates, may engage in transactions with or perform services for us in the ordinary course of business.

In order to comply with the securities laws of certain jurisdictions, if applicable, the securities offered by this prospectus may be offered or sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered by this prospectus may not be offered or sold unless such securities have been registered or qualified for sale in these jurisdictions or an exemption from registration or qualification is available and complied with.

LEGAL MATTERS

Unless otherwise stated in any applicable prospectus supplement, Perkins Coie LLP, Seattle, Washington, will opine as to the legality of the securities offered under this prospectus. As appropriate, legal counsel representing any underwriters, dealers or agents will be named in the applicable prospectus supplement and may opine to certain legal matters.

EXPERTS

The consolidated financial statements of Emeritus Corporation and its subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment on the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2009 consolidated financial statements refers to the adoption by Emeritus Corporation of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard No. 160, Noncontrolling Interest in Consolidated Financial Statements, which was adopted effective January 1, 2009.

4,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

November   , 2010